                                                                   EXHIBIT 10.14

                                FC VENTURE I, LLC

                       LIMITED LIABILITY COMPANY AGREEMENT

                                Table of Contents

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
ARTICLE 1.  RECITALS AND DEFINITIONS                                                                          1
         1.1      Recitals                                                                                    1
         1.2      Definitions                                                                                 1

ARTICLE 2.  FORMATION OF VENTURE                                                                              5
         2.1      Organization                                                                                5
         2.2      Venture Name                                                                                5
         2.3      Representations and Warranties                                                              6
         2.4      Purposes and Powers                                                                         6
         2.5      Principal Business Office, Registered Office and Registered Agent                           6
         2.6      Qualification in Other Jurisdictions                                                        6
         2.7      Powers                                                                                      6
         2.8      Venturers                                                                                   6
         2.9      Units                                                                                       7

ARTICLE 3.  CAPITALIZATION                                                                                    7
         3.1      Initial Capital Contributions                                                               7
         3.2      Initial Venturer Interests                                                                  7
         3.3      Capital Contributions for Unanticipated Needs                                               7
         3.4      Capital Accounts                                                                            9
         3.5      Capital Contributions for Additional Properties                                             9

ARTICLE 4.  BOOKS; ACCOUNTING; TAX ELECTIONS; REPORTS                                                         10
         4.1      Books and Records                                                                           10
         4.2      Financial Statements                                                                        10
         4.3      Property Budget                                                                             11
         4.4      Insurance Program                                                                           11
         4.5      Business Plan                                                                               12
         4.6      Right to Information                                                                        12
         4.7      Filing of Returns                                                                           12
         4.8      Tax Matters Partner                                                                         12
         4.9      Fiscal and Taxable Year                                                                     13
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
         4.10     Accountants                                                                                 13
         4.11     Annual Appraisal                                                                            13
         4.12     Taxation as Partnership                                                                     13

ARTICLE 5.  ALLOCATION OF INCOME AND LOSS                                                                     13
         5.1      Allocation of Net Income                                                                    13
         5.2      Allocation of Net Loss                                                                      14
         5.3      Loss Limitation                                                                             15
         5.4      Guaranteed Payment                                                                          15
         5.5      Minimum Gain Chargebacks and Nonrecourse Deductions                                         16
         5.6      Qualified Income Offset                                                                     16
         5.7      Gross Income Allocation                                                                     17
         5.8      Curative Allocations                                                                        17
         5.9      Compliance with Code Section 704(b)                                                         17
         5.10     Other Allocation Provisions                                                                 17
         5.11     Distributions of Nonrecourse Liability Proceeds                                             18
         5.12     Information as to Allocation of Debt                                                        18

ARTICLE 6.  DISTRIBUTIONS                                                                                     18
         6.1      Definitions Relating to Distributions                                                       18
         6.2      Operating Distributions                                                                     20
         6.3      Distributions Upon Liquidation                                                              20
         6.4      No Deficit Restoration by Venturers                                                         21
         6.5      Withholding                                                                                 21

ARTICLE 7.  RIGHTS AND OBLIGATIONS OF VENTURERS                                                               21
         7.1      Limited Liability                                                                           21
         7.2      Authority                                                                                   21

ARTICLE 8.  RIGHTS AND OBLIGATIONS OF ADMINISTRATIVE AGENT AND MANAGEMENT OF THE VENTURE                       21
         8.1      General Responsibilities                                                                    21
         8.2      Operation in Accordance with Plans                                                          22
         8.3      ERISA Matters                                                                               22
         8.4      UBTI Matters                                                                                22
         8.5      REIT Matters                                                                                23
         8.6      Contracts with Affiliates                                                                   27
         8.7      Employees and Contractors                                                                   28
         8.8      Financing                                                                                   28
         8.9      Compensation and Expense Reimbursement                                                      29
         8.10     Environmental Auditing                                                                      29
         8.11     Continued Involvement Requirements                                                          29
         8.12     Indemnification of Administrative Agent and Venturers                                       29
         8.13     Authorization of Certain Actions                                                            31
         8.14     Actions Requiring Approval of Venturers                                                     31
         8.15     Restrictions on Other Business                                                              34
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
         8.16     Acquisition of Additional Properties                                                        35
         8.17     Use of Separate Entities to Hold Properties                                                 35

ARTICLE 9.  TRANSFERS OF VENTURE INTERESTS                                                                    36
         9.1      Prohibition of Transfers                                                                    36
         9.2      Investor Permitted Transfers                                                                36
         9.3      Developer Permitted Transfers                                                               36
         9.4      Admission of New Venturer                                                                   36
         9.5      Non-Recognition of Certain Transfers                                                        37
         9.6      Withdrawal                                                                                  37

ARTICLE 10.  DEVELOPER DEFAULTS; TERMINATION                                                                  37
         10.1     Default                                                                                     37
         10.2     Certain Investor Remedies                                                                   39
         10.3     Funding Following Developer Default                                                         40
         10.4     Dissolution                                                                                 40
         10.5     Application of Assets                                                                       41
         10.6     Replacement of Administrative Agent                                                         41

ARTICLE 11.  FORCED SALE                                                                                      41
         11.1     Sale to Third Party                                                                         41
         11.2     Marketing                                                                                   42
         11.3     Administrative Agent Responsibilities                                                       42
         11.4     Option to become Co-Administrative Agent                                                    43
         11.5     Cooperation                                                                                 43

ARTICLE 12.  RIGHT OF FIRST OFFER                                                                             43
         12.1     First Offer                                                                                 43
         12.2     Calculation of Price for Venture Interest                                                   44
         12.3     Deposit                                                                                     44
         12.4     Closing                                                                                     44
         12.5     Brokerage                                                                                   44
         12.6     Tax-Free Exchange                                                                           44

ARTICLE 13.  MISCELLANEOUS                                                                                    45
         13.1     Notices                                                                                     45
         13.2     Successor and Assigns                                                                       46
         13.3     Applicable Law                                                                              46
         13.4     Severability                                                                                46
         13.5     Counterparts                                                                                46
         13.6     Entire Agreement                                                                            47
         13.7     Titles                                                                                      47
         13.8     Further Assurances                                                                          47
         13.9     Consent to Jurisdiction                                                                     47
         13.10    Amendments                                                                                  47
         13.11    Limitation on Liability of Venturers                                                        47
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
         13.12    Waiver of Jury Trial                                                                        47
         13.13    Confidentiality                                                                             47



Schedule 1.1          Description of Initial Properties
Schedule 2.3          Representations and Warranties
Schedule 2.8          Venturers
Schedule 3.1          Properties and Contracts to be Contributed to the Venture and Permitted Cost Reimbursement
Schedule 4.2          Financial Statements
Schedule 4.3A         Property Budget
Schedule 4.4          Insurance Plan
Schedule 4.5          Business Plan
Schedule 8.6          Management Agreement
Schedule 8.13         Contracts and Instruments Authorized to be Entered Into
Schedule 8.15         Qualified Properties for Acquisition by Captec Affiliates
Schedule 8.16         Acquisition Checklist
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


                                FC VENTURE I, LLC

                       LIMITED LIABILITY COMPANY AGREEMENT

                          1. RECITALS AND DEFINITIONS

1.1 Recitals. This Agreement (this "Agreement") is entered into as of March 31, 1999 by and between FCV NO. 1, INC. (the "Developer"), a
Delaware corporation with a business address at c/o Captec Net Lease Realty, Inc., 24 Frank Lloyd Wright Drive, Lobby L, 4th Floor, Ann Arbor, Michigan
48106 and FREAM NO. 17 LLC, a Delaware limited liability company (the
"Investor") with an address c/o Fidelity Management Trust Company, 82
Devonshire Street, Boston, Massachusetts 02109-3617. Developer and the Investor are hereinafter each individually referred to as "Venturer" and together as "Venturers."

         Developer has acquired the right to purchase certain real property more particularly described in Schedule 1.1 (the "Initial Properties") pursuant to written purchase contracts (the "Purchase Contracts") identified in Schedule
3.1. The parties have entered into this Agreement for the purpose of forming a limited liability company (the "Venture") under the Delaware Limited Liability
Company Act (as amended from time to time, the "Act") to acquire, finance, own, lease and sell the Initial Properties and any Additional Properties hereafter acquired by the Venture, all on the terms provided herein. The Venture shall have an agent (the "Administrative Agent") which shall have the authority and duties specified in this Agreement. The Developer shall serve as the initial
Administrative Agent under this Agreement subject to the right of the Investor to designate a replacement Administrative Agent under certain circumstances.

1.2 Definitions. Capitalized terms used in this Agreement shall have the meanings set forth or referred to below.

         "Act" - See Section 1.1.

         "Additional Properties" - See Section 8.16.

         "Adjusted Capital Account" - See Section 5.3.

         "Administrative Agent" - See Section 1.1.

         "Agreement" - See Section 1.1.

         "Approve," "Approved," or "Approval" shall refer to a proposed decision, action, report, budget, election, or any other matter that is required to receive and has received the written approval by both Venturers.




         "Asset Manager" - means the property manager or managers for the Venture responsible for managing the improvements located at the Properties. The initial Asset Manager shall be the Developer as described in Section 8.6.

         "Authorized Financing" shall mean any financing by the Venture or by a Subsidiary with an institutional lender, to the extent such financing has specifically been Approved.

         "Business Day" means any day excluding a Saturday, Sunday and any other day during which there is no trading on the New York Stock Exchange or its successor.

         "Business Plan" - See Section 4.5.

         "Capital Account" - See Section 3.4.

         "Capital Call Notice" - See Section 3.3(a).

         "Capital Contribution Cap" means the respective maximum aggregate amount of contributions of capital which each Venturer may be required to contribute to the Venture pursuant to Sections 3.1 and 3.5. The Capital Contribution Cap for Developer shall be Seven Million Dollars ($7,000,000) and the Capital Contribution Cap for Investor shall be Twenty-Four Million Dollars ($24,000,000).

         "Capital Transaction" means the sale, financing, refinancing, total or partial destruction, condemnation or other recapitalization or disposition of one or more Properties or any substantial asset of the Venture or any Subsidiary.

         "Captec" means Captec Net Lease Realty, Inc., a Delaware corporation and the 100% shareholder of Developer, and its successors.

         "Captec Affiliates" - means (i) Captec Franchise Capital Partners, L.P. III, a Delaware limited partnership, (ii) Captec Franchise Capital Partners L.P. IV, a Delaware limited partnership, and (iii) any other Related Party of Captec or the Developer.

         "Certificate" - See Section 2.1.

         "Closing Date" - See Section 12.4.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time, and, to the extent applicable, regulations promulgated thereunder.

         "Contributions" means Qualified Capital Contributions and any other amounts contributed by the Venturers to the capital of the Venture pursuant to the terms of this Agreement.

         "Conversion Agreement" means that certain Stock Purchase Option Agreement of even date herewith by and between Captec and Investor.

         "Developer" - See Section 1.1.

         "Entity" means any general partnership, limited partnership, corporation, limited liability company, limited liability partnership, joint venture, trust, business trust, cooperative or association or other comparable business entity.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

         "Event of Default" - See Section 10.1.

         "Initial Capital Contributions" - See Section 3.1.

         "Initial Properties" - See Section 1.1.

         "Initial Ownership Percentage" means, as to the Series A Unitholders 77.4%, and as to the Series B Unitholders 22.6%.

         "Insurance Program" - See Section 4.4.

         "Interest Value" - See Section 12.2.

         "Investment Period" - The period commencing on the date of this Agreement and ending September 30, 1999.

         "Investment Guidelines" - See Schedule 4.5.

         "Investor" - See Section 1.1.

         "Lease" shall mean an Approved lease between the Venture or any Subsidiary as landlord and a Third Party as tenant demising all or substantially all of a Property.

         "Management Agreement" - See Section 8.6.

         "Net Capital Proceeds" -  See Section 6.1.

         "Nonrecourse Deductions" - See Section 5.5(b).

         "Offer Notice" - See Section 12.1.

         "Offered Price" - See Section 12.1.
         "Operating Cash Flow" -  See Section 6.1.

         "Person" means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so permits.

         "Properties" means the Initial Properties and the Additional Properties owned, directly or indirectly, by the Venture as of a given time.

         "Property" means a separate parcel of land with the improvements thereon from time to time owned, directly or indirectly, by the Venture.

         "Property Budget" - See Section 4.3.

         "Purchase and Sale Agreement" - See Section 1.1.

         "Qualified Capital Contributions" means the Initial Capital Contributions, together with any funds provided to the Venture by the Venturers in accordance with their respective Initial Ownership Percentages pursuant to Sections 3.3(a) or 3.5.

         "Qualified Property" - See Section 8.15.

         "REIT Tax Provisions" means Parts II and III of Subchapter M of Chapter 1 of Subtitle A of the Code, as now enacted or hereafter amended, and other provisions of the Code referred to or incorporated in, or referring to or incorporating any other provisions of, said Parts II and III, or similar provisions or successor statutes, and applicable regulations under and rulings with respect to the aforesaid provisions of the Code.

         "Related Party" means, with respect to any Venturer, any person or entity who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such Venturer. "Control" means the power, directly or indirectly, to direct the management, operations or business of another entity.

         "Response Period" - See Section 12.1.

         "Restaurant Property" - See Section 8.9.

         "Sale Notice" - See Section 11.1.

         "Sales Period" - See Section 11.1(c).

         "Series A Units" - See Section 2.9.

         "Series B Units" - See Section 2.9.

         "Subsidiary" - See Section 8.17.

         "Third Party" means any Person who is not a Venturer, or a Related Party of any Venturer.

         "Treasury Regulations" means the Income Tax Regulations and Procedure and Administration Regulations promulgated under the Code, as amended from time to time.

         "UBTI" - See Section 8.4.

         "Undertaking of Captec" means that certain letter agreement between Captec and Investor of even date herewith.

         "Unreturned Capital Contributions" means the amount equal to the balance as of a particular date of an account which shall be maintained for each Venturer and calculated as follows: all Qualified Capital Contributions by such Venturer shall be added to the balance of such account, and all distributions to such Venturer pursuant to Section 6.2(b) (with respect to the holders of the Series A Units) or Section 6.2(c) (with respect to the holders of the Series B Units) shall be deducted from the balance of such account.

         "Venture" - See Section 1.1.

         "Venture Minimum Gain" - See Section 5.5(a).

         "Venturer" - See Section 1.1.

         "Venturer Representative" - See Section 8.14.


                            2. FORMATION OF VENTURE

2.1 Organization. The Venture has been formed by the filing of its Certificate of Organization with the Delaware Secretary of State pursuant to the Act. The Certificate of Organization may be restated by the Administrative Agent as provided in the Act or amended by the Administrative Agent to change the address of the office of the Venture in Delaware and the name and address of its resident agent in Delaware or to make corrections required by the Act. The Certificate of Organization, as so amended from time to time, is referred to herein as the "Certificate." The Administrative Agent shall deliver a copy of the Certificate and any amendment thereto to any Venturer who so requests.

2.2 Venture Name. The name of the Venture shall be FC Venture I, LLC. The business of the Venture shall be conducted solely under such name.

2.3 Representations and Warranties. As an inducement to each Venturer to enter into this Agreement, in addition to the representations and warranties contained in this Agreement, the parties make the additional representations and warranties contained in Schedule 2.3 attached hereto and made a part hereof.

2.4 Purposes and Powers. The principal business activity and purposes of the Venture shall be to acquire, improve, finance, hold, own, lease, redevelop, sell, mortgage, pledge, exchange, convey, or otherwise dispose of the Properties, directly or indirectly through one or more wholly-owned Subsidiaries, and to engage in all actions necessary, convenient or incidental thereto. The Venture shall not engage in any other business or activity.

2.5 Principal Business Office, Registered Office and Registered Agent. The principal business office of the Venture shall be located at 24 Frank Lloyd Wright Drive, Lobby L, 4th Floor, Ann Arbor, Michigan 48106. The principal business office of the Venture may be changed from time to time by the Administrative Agent. The Administrative Agent shall promptly notify the Venturers of any change in such principal business office. The registered office of the Venture in the State of Delaware shall be c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware, 19801. The agent for services of process on the Venture pursuant to the Act shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware, 19801. The registered agent and registered office of the Venture may be changed by the Administrative Agent from time to time. The Administrative Agent shall promptly notify the Venturers of any such change.

2.6 Qualification in Other Jurisdictions. The Administrative Agent shall cause the Venture to be qualified or registered under applicable laws in any state in which a Property is located and in any other jurisdiction in which the Venture transacts business sufficient to require registration and shall be authorized to execute, deliver and file any certificates and documents necessary to effect such qualification or registration, including without limitation the appointment of agents for service of process in such jurisdictions.

2.7 Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Venture shall have and exercise all of the powers and rights which can be conferred upon limited liability companies formed pursuant to the Act.

2.8 Venturers. The Venturers of the Venture and their addresses shall be listed on Schedule 2.8 and said schedule shall be amended from time to time by the Administrative Agent to reflect the withdrawal of Venturers or the admission of additional Venturers pursuant to this Agreement. The Venturers shall constitute a single class or group of Venturers of the Venture for all purposes of the Act, unless otherwise explicitly provided herein. The Administrative Agent shall notify the Venturers of changes in Schedule 2.8, which shall constitute the record list of the Venturers for all purposes of this Agreement.

2.9 Units. The membership interests in the Venture shall consist of units (each a "Unit") of interest in the Venture. Initially, the Units shall be comprised of the Series A Units and the Series B Units, each of which shall have the rights, privileges and obligations specified in this Agreement. Each of the Series A and Series B Units shall represent one dollar ($1.00) of Capital Contribution to the Venture.


                               3. CAPITALIZATION

3.1 Initial Capital Contributions. Upon execution and delivery of this Agreement, the Investor shall contribute to the Venture $77.4% of Initial Capital with the result that the initial Capital Account balance of the Investor shall be $8,204,400.00. Upon execution and delivery of this Agreement, the Developer shall contribute to the Venture $22.6% of Initial Capital. The Developer shall also transfer to the Venture the contracts and property referred to in Schedule 3.1, which the Developer represents to Investor and the Venture are owned by it free and clear of any lien, security interest or encumbrance of any kind, unless otherwise stated on Schedule 3.1. The Developer shall not be deemed to have made any additional capital contribution to the Venture as a result of the transfer of such contracts and property to the Venture, with the result that the initial Capital Account balance of the Developer shall be $2,395,600.00. The Venture shall reimburse the Developer in the amounts shown in
Schedule 3.1 for out-of-pocket costs and expenses incurred by the Developer or its affiliates in entering into such contracts or obtaining such property. Except as provided in Section 3.4, no Venturer shall be obligated to make any further contributions to the Venture. Funds provided by the Venturers pursuant to this Section 3.1 are referred to as the "Initial Capital Contributions."

3.2 Initial Venturer Interests. Upon making the Initial Capital Contributions specified in Section 3.1, each Venturer shall be entitled to the number of Units set forth for such Venturer in Schedule 2.8. The Units issued to the Investor shall consist of "Series A Units." The Units issued to the Developer shall consist of "Series B Units".

3.3 Capital Contributions for Unanticipated Needs. (a) If the Venture requires additional funds beyond the funds made available pursuant to Sections 3.1 and 3.5 to meet its existing obligations or to conduct its business in accordance with the Consolidated Property Budget or to fund the payment of regularly scheduled debt service obligations, real estate taxes, utility costs and/or insurance premiums and/or other costs and expenses reasonably necessary to prevent imminent harm to persons or property damage at a Property, and such funds are not available from third party sources upon terms to which the Venturers agree, then either Venturer may so notify the Administrative Agent, in which event the Administrative Agent shall promptly give written notice (a "Capital Call Notice") to the Venturers indicating the amount required by the Venture and the purpose for which such funds are required. Within ten (10) business days of receipt of such Capital Call Notice, each Venturer shall give notice to the Administrative Agent indicating whether or not it agrees to make an additional capital contribution to the Venture of the required funds in the form of Qualified Capital Contributions. If both parties elect to make such Qualified Capital Contributions, then each Venturer shall make such capital contributions within five (5) business days following the first date as of which both Venturers shall have made such election, and the Administrative Agent shall cause the Venture to issue the corresponding number of additional Series A Units and Series B Units to the Investor and the Developer, respectively.

         (b) If either Venturer does not so elect to make such Qualified Capital Contributions, then neither Venturer shall make such capital contributions, and either Venturer may at any time thereafter as long as the Venture continues to require such additional funds indicated in the Capital Call Notice and without the requirement that the Administrative Agent deliver another Capital Call Notice with respect to such required funds, give written notice (an "Optional Funding Notice") to the other that it is prepared to make all or a portion of the required funds available to the Venture and stating the terms (the "Optional Funding Terms") on which the Venturer is prepared to provide funds, including the rate and priority of return and whether the Venturer requires that the other Venturer provide a portion of the funds. No Venturer shall propose Optional Funding Terms that are materially less favorable to the Venture than the terms of any proposed third party financing for such uses previously disapproved by such Venturer. Any Venturer receiving an Optional Funding Notice shall elect either (i) to permit the Venture to accept funds on the terms proposed in such Optional Funding Notice, in which event such Venturer shall also have the right to provide up to its pro rata share, based on Initial Ownership Percentages, of such funds on such terms as set forth below, or (ii) to offer to provide the required funds on terms more favorable to the Venture (e.g., at a lower rate of interest or return). Any such response shall be delivered to the Venturer which delivered the Optional Funding Notice within fifteen (15) days after receipt thereof and shall state (i) if the Venturer delivering such notice offers to provide the funds on terms more favorable to the Venture, the terms on which the Venturer delivering such notice is prepared to make the required funds available to the Venture or (ii) if such Venturer is permitting the Venture to accept funds on the terms proposed in the Optional Funding Notice, the extent to which such Venturer will provide any portion of such funds on such terms. If a Venturer fails to respond to an Optional Funding Notice within fifteen (15) days after receipt thereof, it shall be deemed to have agreed to permit the Venture to accept funds on the terms proposed in the Optional Funding Notice. If the Venturer receiving an Optional Funding Notice offers to provide the required funds on terms more favorable to the Venture, the Venture shall accept funds on such terms. In either event, each Venturer shall be entitled to provide up to its pro rata share, based on Initial Ownership Percentages, of the required funds by contributing such funds to the Venture not later than thirty (30) days after the later of the Optional Funding Notice or the election by the Venturer who received it to provide funds on terms more favorable to the Venture. Each Venturer acknowledges that the failure to participate in any funding pursuant to this Section 3.3(b) may result in a dilution of its interest and rights in the Venture. If funds are provided pursuant to this Section 3.3(b), then this Agreement shall be amended, and the Venture shall issue additional Units which shall constitute a separate class or classes of Units, as required to implement the terms and conditions on which the Venturers have agreed to provide new funds to the Venture.

         (c) No Venturer shall be obligated to provide funds pursuant to subsections (a) or (b) of this Section 3.3. Notwithstanding anything to the contrary in this Section 3.3, without the prior written consent of the Investor, no Venturer shall be entitled to require the Venture to accept funds, and the Venture shall not accept funds, until the Investor shall have determined to its reasonable satisfaction that the terms on which such funds are provided will not cause any income allocated to the Investor by the Venture to constitute UBTI.

3.4 Capital Accounts. A separate capital account (each, a "Capital Account") shall be maintained for each Venturer in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv), and this Section 3.4 shall be interpreted and applied in a manner consistent therewith. Whenever the Venture would be permitted to adjust the Capital Accounts of the Venturers pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect revaluations of Venture property, the Venture shall so adjust the Capital Accounts of the Venturers. In the event that the Capital Accounts of the Venturers are adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect revaluations of Venture property, (i) the Capital Accounts of the Venturers shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss, as computed for book purposes, with respect to such property,
(ii) the Venturers' distributive shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to such property shall be determined so as to take account of the variation between the adjusted tax basis and book value of such property in the same manner as under Code
Section 704(c) and (iii) the amount of upward and/or downward adjustments to the book value of the Venture property shall be treated as income, gain, deduction and/or loss for purposes of applying the allocation provisions of Article 5. In the event that Code Section 704(c) applies to Venture property, the Capital Accounts of the Venturers shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain and loss, as computed for book purposes, with respect to such property.

3.5 Capital Contributions for Additional Properties. If the Investor approves the acquisition by the Venture of one or more Properties in addition to the Initial Properties, then upon satisfaction or waiver by the Investor of the conditions to each such acquisition contemplated by Section 8.16, the Investor and the Developer shall each contribute their respective share, in the form of Qualified Capital Contributions, up to the amount of equity approved for investment in such acquisition by the Investor pursuant to
Section 8.16, but in no event shall a Venturer be required to contribute capital which would result in such Venturer exceeding its respective Capital Contribution Cap. Any such contribution shall be made pursuant to escrow arrangements satisfactory to the Investor which ensure that the funds shall only be used for such acquisition, and the funds will not be released from escrow unless such acquisition closes. Notwithstanding the foregoing, capital contributions made by the Venturers under this Section 3.5 shall be deemed to have been contributed to the Venture as of the time of delivery into the escrow. Such contributions shall occur not more frequently than once per month, and in increments of not less than $3,000,000 with respect to the Investor and $875,000 with respect to the Developer. In connection with any contributions made by the Venturers under this Section 3.5, Schedule 2.8 of this Agreement shall be amended to reflect such contributions and the issuance by the Venture of a corresponding number of additional Series A Units and Series B Units to the respective Venturers.


                  4. BOOKS; ACCOUNTING; TAX ELECTIONS; REPORTS

4.1 Books and Records. The Administrative Agent shall keep complete and accurate books and records of the Venture. The books of the Venture shall be kept on the accrual method of accounting (used for federal income tax purposes) in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv) (i.e., on the so-called "section 704(b) book basis" which takes into account the book value, rather than the adjusted tax basis, of Venture assets where there is a difference). The books of the Venture shall at all times be maintained or made available at the principal business office of the Venture. A current list of the full name and last known business address of each Venturer, set forth in alphabetical order, a copy of the Certificate of Organization and all amendments thereto, executed copies of all powers of attorney pursuant to which the Certificate of Organization or any certificate of amendment has been executed, copies of the Venture's federal, state and local income tax returns and reports, if any, for the three most recent years, copies of this Agreement and of any financial statements of the Venture for the three most recent years and all other records required to be maintained pursuant to the Act shall be maintained at the principal business office of the Venture.

4.2 Financial Statements. The Administrative Agent shall cause to be prepared and furnish to each Venturer (i) within sixty (60) days after the end of each Venture tax year, a copy of the annual financial statements for such tax year accurately reflecting the financial condition of the Venture and the results of the Venture's operations containing, without limiting the foregoing, balance sheets, statements of changes in Venture's capital, profit and loss statement and statements of changes in financial condition, all prepared by the Venture's accountants, and (ii) within ninety (90) days after the end of each Venture tax year, the certification of the Venture's accountants as to the accuracy of the information provided pursuant to clause (i) (including any relevant updates or revisions thereto). The Administrative Agent shall cause to be prepared by the Asset Manager and furnish to the Investor (x) within twenty
(20) days after the end of each calendar quarter the items listed in Schedule 4.2, and (y) within twenty (20) days after the end of each calendar month an updated rent roll for each Property and a report of any deviations during such month from the Consolidated Budget and the most recent quarterly report. The Administrative Agent will promptly provide any additional information that any Venturer may reasonably request so it may fully understand the financial performance of the Venture and the Properties, to the extent that such information is readily available upon the exercise of commercially reasonable efforts. All such financial statements and other information shall be certified as accurate in all material respects by the Administrative Agent, subject, in the case of any interim financial statements, to any items that might be disclosed in footnotes or normal year-end adjustments.

4.3 Property Budget. At least sixty (60) days prior to the end of each year, the Administrative Agent shall prepare or cause the Asset Manager to prepare and submit for approval by the Venturers (i) for each Property, a complete and detailed revision and update of the Property Budget in the form of satisfactory to the Venturers setting forth the projected income, expenses, capital expenditures and financing needs of the Venture with respect to the operation and management of the Property during the following year, and (ii) a complete and detailed revision and update of the Consolidated Property Budget setting forth the projected income, expenses, capital expenditures and financing needs of the Venture relating to the operation and management of the Venture (including projected costs and expenses to be incurred by the Administrative Agent in performing its duties hereunder) during the following year. "Property Budget" means, for any period and Property, the budget for expenditures by the Venture (including expenditures by the respective Subsidiary) approved by the Venturers for such period and Property. "Consolidated Property Budget" means, for any period, the budget for expenditures by the Venture (including expenditures by all Subsidiaries) for all Properties approved by the Venturers for such period. The Developer and the Investor hereby approve as the initial Property Budgets for the Initial Properties the budgets attached hereto as
Schedule 4.3A for the period from the commencement of the Venture until the end of the calendar year in which the Venture is formed. With respect to any Property under construction, during the development and construction of such Property, in lieu of a Property Budget there shall be a Construction Budget prepared by the Administrative Agent and Approved by the Venturers in form and substance. At least sixty (60) days prior to the completion of construction of any such Property, the Administrative Agent shall prepare and submit for approval by the Venturers an initial Property Budget. Upon the approval of a budget by the Venturers, such budget shall become the "Property Budget" for the period for which it is approved. If the Venturers do not approve a proposed budget submitted by the Administrative Agent, the Property Budget, if any, for the prior period with respect to good faith operating expense items (but not capital expenditures including, without limitation, tenant improvements) shall be deemed to continue in effect for the current period. The Administrative Agent shall submit to the Venturers in conjunction with each provision of the Property Budget such information regarding proposed capital expenditures to be incurred by the Venture as either Venturer may reasonably request, including plans and specifications, proposed construction schedule, proposed disbursement arrangements and description of arrangements for administration of work to be performed.

4.4 Insurance Program. At least sixty (60) days prior to the end of each year, the Administrative Agent shall prepare or cause the Asset Manager to prepare and submit for approval by the Venturers a revision and update of the Insurance Program for the Venture and the Properties for the following calendar year. "Insurance Program" means the program for insurance described in Schedule
4.4 until such time as a new Insurance Program is approved pursuant to this
Section 4.4 and thereafter the most recent Insurance Program so approved or, if the Venturers require changes in an Insurance Program, the Insurance Program with such changes as the Venturers may request.

4.5 Business Plan. At least sixty (60) days prior to the end of each year, the Administrative Agent shall submit to the Venturers for approval a complete and detailed revision and update of the Business Plan for the following year for the Venture and for each Property which shall include (i) plans for leasing space that is vacant or anticipated to become vacant, (ii) guidelines for lease terms and selection of tenants, (iii) a narrative description of preventative maintenance activities and capital improvements and related required expenditures to be undertaken by the Venture, and (iv) such other projections, plans and information relevant to the operation of the Venture as is reasonably required for the Venturers to evaluate anticipated operations of the Properties and the Venture. The Business Plan shall include guidelines for leasing space at each Property (other than Properties already under lease) consisting of rental rates, length of lease terms, credit requirements, tenant improvement allowances and concessions, and, if applicable, revisions or replacements to the standard form of lease to be used by the Venture and such additional information as either of the Venturers may reasonably require. The Business Plan shall also include a description of the Venture's activities with respect to the construction of any tenant improvements or any other construction or development at any of the Properties, and shall include each of the contracts for any such design and construction. The "Business Plan" means the Business Plan to be reasonably agreed to by the Venturers within thirty (30) days of this Agreement and which will be attached hereto as Schedule 4.5 upon such agreement until such time as a new Business Plan is approved pursuant to this Section 4.5 and thereafter the most recent Business Plan so approved.

4.6 Right to Information. Each Venturer shall have the right at all reasonable times during usual business hours to examine and make copies of or extracts from the books of account and records of the Venture and to have such materials audited. The Administrative Agent shall promptly furnish to the Venturers such other information bearing on the financial condition and operations of the Venture or the status of the Property as either of the Venturers may from time to time reasonably request, to the extent that such information is readily available upon the exercise of commercially reasonable efforts.

4.7 Filing of Returns. The Administrative Agent shall cause the preparation and timely filing of all Venture tax returns and shall, on behalf of the Venture, timely file all other writings required by any governmental authority having jurisdiction. The Administrative Agent shall cause a draft of the Venture's tax return to be delivered to each of the Venturers for such Venturer's review and, if applicable, comment at least ten (10) business days prior to the filing thereof.

4.8 Tax Matters Partner. The Administrative Agent shall be the "tax matters partner" for purposes of Section 6231 of the Code. The tax matters partner shall keep the Venturers fully apprised of any action required to be taken or which may be taken by the tax matters partner for the Venture and shall not take any such action which (i) could result in any direct or indirect holder of an equity interest in the Investor being allocated income of the Venture which would constitute UBTI or in any manner affect the taxation of any direct or indirect holder of an equity interest in the Investor with respect to any such income without the prior written approval of the Investor or (ii) which could cause the Venture to fail to comply with the provisions of Section 8.5 without the prior written approval of the Developer. With regard to any matter which could result in any direct or indirect holder of an equity interest in the Investor being allocated income of the Venture which would constitute UBTI or in any manner affect the taxation of any direct or indirect holder of an equity interest in the Investor with respect to any income, the tax matters partner shall take such actions or omit to take such actions as the Investor may direct. With regard to any matter which could cause the Venture to fail to comply with the provisions of Section 8.5, the tax matters partner shall take such actions or omit to take such actions as the Developer may direct.

4.9 Fiscal and Taxable Year. The fiscal year of the Venture shall be the same as the taxable year of the Venture. The taxable year of the Venture shall be the same as the taxable year of the Investor, unless and until the Investor shall be the holder of less than a majority of all issued and outstanding Units of the Venture, following which the taxable year of the Venture shall be the taxable year of the Venturer that in the aggregate holds a majority of all issued and outstanding Units of the Venture. The taxable year of the Investor currently ends on December 31.

4.10 Accountants. The Venture shall retain a firm of independent certified public accountants satisfactory to the Venturers to perform the functions specified in this Agreement. Notwithstanding the foregoing, at any time the Investor may require that the Venture select a so-called "Big 5" accounting firm to act as the accountants for the Venture. The Venturers hereby approve PriceWaterhouse Coopers LLP as the initial accountants for the Venture.

4.11 Annual Appraisal. Investor shall have the right from time to time, but in no event more frequently than once in any 12-month period unless there has occurred and is continuing to be an Event of Default on the part of the Developer, to require that the Properties be appraised by an independent appraiser who is qualified to appraise real estate assets of the same type and scope as that of the Property and is otherwise approved by the Investor. The cost of any such appraisal shall be borne by the Venture.

4.12 Taxation as Partnership. The Venturers agree that the Venture will be taxed as a partnership, and the Administrative Agent shall use all reasonable efforts to ensure that the Venture is treated as a partnership for tax purposes.

                        5. ALLOCATION OF INCOME AND LOSS

5.1 Allocation of Net Income. After giving effect to the guaranteed payment provided in Section 5.4 and the special allocations set forth in Sections 5.5 through 5.8, net income for any fiscal year or portion thereof shall be allocated among the Venturers in the following order and priority:

A. First, to each Venturer until the aggregate allocations of net income to each Venturer pursuant to this Section 5.1(a) for all fiscal years or portions thereof are equal to the aggregate allocations of net loss to each Venturer pursuant to Section 5.3 for all fiscal years or portions thereof, in the reverse order of, and in proportion to, the prior allocations of net loss to the Venturers pursuant to Section 5.3;

B. Second, 50% to the holders of the Series A Units pro rata among such holders and 50% to the holders of the Series B Units pro rata among such holders until the aggregate allocations of net income pursuant to this
Section 5.1(b) for all fiscal years or portions thereof are equal to the aggregate allocations of net loss pursuant to Section 5.2(d) for all fiscal years or portions thereof;

C. Third, 100% to the holders of the Series A Units pro rata among such holders until the aggregate allocations of net income to the holders of the Series A Units pursuant to this Section 5.1(c) for all fiscal years or portions thereof are equal to the aggregate allocations of net loss to the holders of the Series A Units pursuant to Section 5.2(c) for all fiscal years or portions thereof;

D. Fourth, 100% to the holders of the Series B Units pro rata among such holders until the aggregate allocations of net income to the holders of the Series B Units pursuant to this Section 5.1(d) for all fiscal years or portions thereof are equal to the aggregate allocations of net loss to the holders of the Series B Units pursuant to Section 5.2(b) for all fiscal years or portions thereof;

E. Fifth, 100% to the holders of the Series B Units pro rata among such holders until the aggregate allocations of net income to the holders of the Series B Units pursuant to this Section 5.1(e) for all fiscal years or portions thereof are equal to a nominal 15% return, compounded monthly, on such holders' Unreturned Capital Contributions; and

F. Thereafter, 50% to the holders of the Series A Units pro rata among such holders and 50% to the holders of the Series B Units pro rata among such holders.

5.2 Allocation of Net Loss. After giving effect to the guaranteed payment provided in Section 5.4 and the special allocations set forth in Sections 5.5 through 5.8 and subject to Section 5.3, net loss for any fiscal year or portion thereof shall be allocated among the Venturers in the following order and priority:

1. First, 50% to the holders of the Series A Units pro rata among such holders and 50% to the holders of the Series B Units pro rata among such holders until the aggregate allocations of net loss to the Venturers pursuant to this Section 5.2(a) for all fiscal years or portions thereof are equal to the aggregate allocations of net income to the Venturers pursuant to
Section 5.1(e) for all fiscal years or portions thereof;

2. Second, 100% to the holders of the Series B Units pro rata among such holders until the aggregate allocations of net loss to the holders of the Series B Units pursuant to this Section 5.2(b) for all fiscal years or portions thereof are equal to the sum of (i) the Qualified Capital Contributions made by the holders of the Series B Units and (ii) the aggregate allocations of net income to the holders of the Series B Units pursuant to Section 5.1(d) for all fiscal years or portions thereof;

3. Third, 100% to the holders of the Series A Units pro rata among such holders until the aggregate allocations of net loss to the holders of the Series A Units pursuant to this Section 5.2(c) for all fiscal years or portions thereof are equal to the sum of (i) the Qualified Capital Contributions made by the holders of the Series A Units and (ii) the aggregate allocations of net income to the holders of the Series A Units pursuant to Section 5.1(c) for all fiscal years or portions thereof; and

4. Thereafter, 50% to the holders of the Series A Units pro rata among such holders and 50% to the holders of the Series B Units pro rata among such holders.

5.3 Loss Limitation. Net loss allocated pursuant to Section 5.2 shall not exceed the maximum amount of net loss that can be allocated without causing or increasing a deficit balance in a Venturer's Adjusted Capital Account. A Venturer's "Adjusted Capital Account" balance shall mean such Venturer's Capital Account balance increased by such Venturer's obligation to restore a deficit balance in its Capital Account, including any deemed obligation pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), and decreased by the amounts described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6). In the event that one but not both of the Venturers would have a deficit balance in its Adjusted Capital Account as a consequence of an allocation of net loss pursuant to Section 5.2 in excess of the amount, if any, permitted under the first sentence of this Section 5.3, the limitation set forth in this Section 5.3 shall be applied by allocating 100% of the remaining net loss to the other Venturer until the Adjusted Capital Account of such other Venturer is zero.

5.4 Guaranteed Payment. Prior to computing the net income or net loss of the Venture for any fiscal year or portion thereof, each holder of the Series A Units shall be credited (on a pro rata basis) with a guaranteed payment in amount equal to a nominal 15% return, compounded monthly, on such holder's Unreturned Capital Contributions, less any prior guaranteed payments to such holder pursuant to this Section 5.4. Amounts credited to the holder of the Series A Units pursuant to this Section 5.4 are intended to constitute "guaranteed payments" within the meaning of Code Section 707(c). Distributions to such holder of Series A Units pursuant to Section 6.2(a) shall be treated as a payment of the guaranteed payment (rather than a distribution reducing such holder's Capital Account balance) to the extent of any guaranteed payment credited in such period, and any guaranteed payment credited to a holder of Series A Units in excess of distributions to such holder pursuant to Section 6.2(a) in such period shall be deemed to have been paid to such holder and then contributed to the Venture. Such deemed contribution pursuant to this Section
5.4 shall be taken into account for the purpose of determining the Capital Account of the holder of Series A Units but shall not be treated as a Capital Contribution for purposes of this Agreement.

5.5               Minimum Gain Chargebacks and Nonrecourse Deductions.

A. Venture Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement, in the event there is a net decrease in Venture Minimum Gain during a fiscal year, the Venturers shall be allocated items of income and gain in accordance with Treasury Regulations Section 1.704-2(f). For purposes of this Agreement, the term "Venture Minimum Gain" shall have the meaning for partnership minimum gain set forth in Treasury Regulations Section 1.704-2(b)(2), and any Venturer's share of Venture Minimum Gain shall be determined in accordance with Treasury Regulations Section 1.704-2(g)(1). This
Section 5.5(a) is intended to comply with the minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(f) and shall be interpreted and applied in a manner consistent therewith.

B. Nonrecourse Deductions. Notwithstanding any other provision of this Agreement, Nonrecourse Deductions shall be allocated 100% to the holders of the Series B Units pro rata among such holders. For purposes of this Agreement, the term "Nonrecourse Deductions" shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(1). This Section 5.5(b) is intended to comply with Treasury Regulations Section 1.704-2(e) and shall be interpreted and applied in a manner consistent therewith.

C. Venturer Nonrecourse Debt. Notwithstanding any other provision of this Agreement, to the extent required by Treasury Regulations
Section 1.704-2(I), any items of income, gain, loss or deduction of the Venture that are attributable to a nonrecourse debt of the Venture that constitutes Venturer Nonrecourse Debt (including chargebacks of Venturer Nonrecourse Debt Minimum Gain) shall be allocated in accordance with the provisions of Treasury Regulations Section 1.704-2(i). For purposes of this Agreement, the term "Venturer Nonrecourse Debt" shall have the meaning for partner nonrecourse debt set forth in Treasury Regulations Section 1.704-2(b)(4), and the term "Venturer Nonrecourse Debt Minimum Gain" shall have the meaning for partner nonrecourse debt minimum gain set forth in Treasury Regulations Section 1.704-2(I)(2). This
Section 5.5(c) is intended to satisfy the requirements of Treasury Regulations
Section 1.704-2(I) (including the partner nonrecourse debt minimum gain chargeback requirement) and shall be interpreted and applied in a manner consistent therewith.

5.6 Qualified Income Offset. Any Venturer who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations Section

1.704-1(b)(2)(ii)(d)(4), (5) or (6) that causes or increases a deficit balance in its Capital Account in excess of any obligation to restore a deficit balance in its Capital Account (including any deemed deficit restoration obligation pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and (i)(5), and adjusted as provided in Treasury Regulations
Section 1.704-1(b)(2)(ii)(d)) shall be allocated items of income and gain in an amount and a manner sufficient to eliminate, to the extent required by the Treasury Regulations, such deficit balance as quickly as possible. This Section
5.6 is intended to comply with the alternate test for economic effect set forth in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied in a manner consistent therewith.

5.7 Gross Income Allocation. In the event any Venturer has a deficit Capital Account at the end of any fiscal year which is in excess of the sum of (i) the amount such Venturer is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Venturer is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Venturer shall be specially allocated items of Venture income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this
Section 5.7 shall be made only if and to the extent that such Venturer would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article 5 have been made as if Section 5.6 and this Section
5.7 were not in the Agreement.

5.8               Curative Allocations. The allocations set forth in Sections
5.5 through 5.7 (the "Regulatory Allocations") are intended to comply with the requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding any other provisions of this Article 5 (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other items of income, gain, deduction and loss among the Venturers so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Venturer shall be equal to the net amount that would have been allocated to each such Venturer if the Regulatory Allocations had not occurred. This Section 5.8 shall be interpreted and applied in such a manner and to such extent as is reasonably necessary to eliminate, as quickly as possible, permanent economic distortions that would otherwise occur as a consequence of the Regulatory Allocations in the absence of this Section 5.8.

5.9 Compliance with Code Section 704(b). The allocation provisions contained in this Article 5 are intended to comply with Code
Section 704(b) and the Treasury Regulations promulgated thereunder and shall be interpreted and applied in a manner consistent therewith.

5.10 Other Allocation Provisions. In the event it becomes necessary to make any other elections or decisions relating to the allocations of Venture items of income, gain, loss, deduction or credit, the Administrative Agent shall call such elections or decisions to the attention of the Investor and if any such matter could result in the Investor's (including any tax-exempt indirect investors in the Investor) being subject to tax on any income of the Venture or affect the manner in which the Investor (including any tax-exempt indirect investors in the Investor) is taxed on any such income, the Investor shall be entitled to make such elections or decisions in such manner as the Investor determines to be necessary in order to minimize the recognition of UBTI to the Investor (including any tax-exempt indirect investors in the Investor) and otherwise reflect the purpose and intention of this Agreement and, subject to Section 8.4 and to the foregoing provisions of this Section 5.10, if any matter could result in the failure of the Venture to comply with Section 8.5, the Developer shall be entitled to make such elections or decisions in such manner to cause the Venture to comply with the provisions of Section 8.5 and otherwise reflect the purpose and intention of this Agreement.

5.11 Distributions of Nonrecourse Liability Proceeds. If, during a fiscal year, the Venture makes a distribution to any Venturer that is allocable to the proceeds of any nonrecourse liability of the Venture that is allocable to an increase in Venture Minimum Gain pursuant to Treasury Regulations Section 1.704-2(h), then the Venture shall elect, to the extent permitted by Treasury Regulations Section 1.704-2(h)(3), to treat such distribution as a distribution that is not allocable to an increase in Venture Minimum Gain.

5.12              Information as to Allocation of Debt. The Administrative
Agent will report to the Venturers, with each monthly report provided pursuant to Section 4.2, both the outstanding principal amount and any accrued, but unpaid, interest with respect to any indebtedness of the Venture (broken down by creditor), all calculated as of the first day of such calendar month and done on a basis consistent with federal income tax accounting rules. The Administrative Agent will also indicate the portion of any indebtedness which is nonrecourse and/or recourse within the meaning of Code Section 752 and the portion of each such type of indebtedness allocable to each Venturer. The Developer agrees that indebtedness of the Venture shall be allocated among the Venturers, as reasonably approved by the Investor, under Code Section 752, and the Investor shall have sole authority in its reasonable discretion as to all allocations and/or decisions under Code Section 752 it being understood that it is the intention of the Venturers to allocate as much debt as possible to the Developer to the extent that the Investor is satisfied that there is an adequate basis for such position under applicable authority. The Administrative Agent also agrees to provide the Venturers with all other information, including, but not limited to, taxable income and loss of the Venture, the basis of property of the Venture, and the highest amount of acquisition indebtedness in the twelve-month period preceding any sale or disposition of property of the Venture, which the Investor believes it needs to calculate any UBTI under Code Sections 511 et seq. For purposes of allocating excess nonrecourse liabilities among the Venturers pursuant to Treasury Regulations Section 1.752-3(a)(3), the Developer's interest in Venture profits shall be 100% and the Investor's interest in profits shall be 0%.


                                6. DISTRIBUTIONS

6.1 Definitions Relating to Distributions. The following terms have the meanings indicated:

         "Operating Cash Flow" shall mean, for any period, the excess, if any, of (a) the aggregate, consolidated sum of the gross receipts during such period of any kind and description but excluding (x) gross receipts received in connection with a Capital Transaction and (y) Contributions, over (b) the sum of the following cash expenditures paid or reserves made or established by the Venture or any Subsidiary during such period (other than cash expenditures paid from gross receipts in connection with a Capital Transaction or included in the calculation of Net Capital Proceeds or cash expenditures paid from Contributions): (i) all cash expenditures for acquisition/development Costs and for operating expenses including, without limitation, all operating expenses paid by the Venture related to the ownership of the Properties, (ii) debt service payments made on any Authorized Financing, (iii) cash expenditures for capital improvements and other expenses of a capital nature with respect to any Property, (iv) additions to reserves as may be Approved from time to time, and
(v) any contributions, loans or other payments made by the Venture to or for the benefit of any Subsidiary, Operating Cash Flow shall be calculated to avoid double counting of payments to and from reserves. In no event shall any deduction be made for non-cash expenses such as depreciation, amortization or the like. It is the intention of the parties that all available cash held by any Subsidiary be distributed to the Venture so that the available cash from all Properties will be consolidated and result in gross receipts to the Venture. Cash expenditures made by a Subsidiary will be excluded from the calculation of Operating Cash Flow unless paid directly by the Venture. No item of income or expense included in the calculation of Net Capital Proceeds shall be included in the calculation of Operating Cash Flow.

         "Net Capital Proceeds" means the gross receipts of the Venture in connection with a Capital Transaction or resulting from a Capital Transaction (and, if in connection with the liquidation of the Venture, any other property available for distribution) following deduction of the following, to the extent paid out of such proceeds: (i) any reasonable expenses incurred in connection with the transaction giving rise to such proceeds or paid out of such proceeds (including fees, costs and expenses such as points, loan fees, rate lock fees, interest rate protections, brokerage fees and all legal fees and expenses), (ii) any amounts set aside for the establishment or replenishment of reasonable reserves as permitted under this Agreement, (iii) payment of any indebtedness, and (iv) with respect to casualty insurance proceeds or eminent domain awards, amounts required to be applied to restoration of improvements pursuant to the applicable Lease. Any balance in a reserve set aside pursuant to clause (ii) and
(iv) above remaining after the payment of sums necessary to satisfy the purpose for which such reserve was created subsequently released from such reserve shall be deemed Net Capital Proceeds.

         "Series A Priority Return" means, with respect to any period, the amount required to provide to the holders of the Series A Units, pro rata among such holders, cumulative distributions equal to the cumulative guaranteed payment credited to the holders of the Series A Units pursuant to Section 5.4.

         "Series B Priority Return" means, with respect to any period, the amount required to provide to the holders of the Series B Units, pro rata among such holders, an amount equal to a nominal 15% return, compounded monthly, on such holders' Unreturned Capital Contributions.

         "Undistributed Accrued Priority Return" means, with respect to either the holders of the Series A Units or the Series B Units, as of any date, the amount equal to the balance as of such date of an account which shall be maintained and calculated for such respective holders as follows: as of the commencement of the Venture, such account shall be zero. There shall be added to such account the accrued Series A Priority Return (with respect to holders of the Series A Units) or accrued Series B Priority Return (with respect to holders of the Series B Units) during the period commencing on the day the balance of such account was last calculated and ending on the day the balance of the account is deemed calculated. There shall be deducted from the balance of such account, as and when made, all distributions to such holders pursuant to Section 6.2(a). No distributions shall be deducted from the balance of such account to the extent such deduction would create a negative balance.

6.2 Operating Distributions. Operating Cash Flow shall be distributed monthly as soon as practicable, and in any event, within fifteen
(15) days after the end of each calendar month. Net Capital Proceeds, if any, shall be distributed as soon as reasonably practicable, and in any event within ten (10) days after the same become available for distribution. Except as provided in Section 6.3, all distributions shall be made in the following order and priority:

A. Priority Return. First, to the Venturers, pro rata and in proportion to their respective Undistributed Accrued Priority Returns, until their Undistributed Accrued Priority Returns are reduced to zero;

B. Series A Return of Capital. Third, 100% to the holders of the Series A Units pro rata among such holders until the Unreturned Capital Contributions of the holders of the Series A Units have been reduced to zero;

C. Series B Return of Capital. Fourth, 100% to the holders of the Series B Units pro rata among such holders until the Unreturned Capital Contributions of the holders of the Series B Units have been reduced to zero; and

D. Residuals. Thereafter, 50% to the holders of the Series A Units pro rata among such holders and 50% to the holders of the Series B Units pro rata among such holders.

6.3 Distributions Upon Liquidation. In the event the Venture (or any Venturer's interest therein) is "liquidated" within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g), then any distributions shall be made pursuant to this Section 6.3 to the Venturers (or such Venturer, as appropriate) in accordance with their positive

Capital Account balances in compliance with Treasury Regulations Section 1.704-1(b)(2)(ii)(b)(2), after taking into account all contributions, distributions and allocations of items under Article 5 for all taxable years or portions thereof.

6.4 No Deficit Restoration by Venturers. No Venturer shall be required to contribute capital to the Venture to restore a deficit balance in its Capital Account upon liquidation or otherwise.

6.5 Withholding. If the Venture is required by law or regulation to withhold and pay to any taxing or other governmental authority any amount otherwise distributable to a Venturer, the Venture shall be entitled to withhold such amount and the amount so withheld shall for all purposes of this Agreement be treated as if distributed to such Venturer.


                     7. RIGHTS AND OBLIGATIONS OF VENTURERS

7.1 Limited Liability. Except as otherwise provided in the Act, no Venturer of the Venture shall be obligated personally for any debt, obligation or liability of the Venture or of any other Venturer, whether arising in contract, tort or otherwise, solely by reason of being a Venturer of the Venture.

7.2 Authority. Except as otherwise provided in this Agreement, unless specifically authorized by both Venturers, no Venturer shall be an agent of the Venture or have any right, power or authority to act for or to bind the Venture or to undertake or assume any obligation or responsibility of the Venture or of any other Venturer.

                          8. RIGHTS AND OBLIGATIONS OF
               ADMINISTRATIVE AGENT AND MANAGEMENT OF THE VENTURE

8.1 General Responsibilities. The Developer is hereby appointed to serve as the initial Administrative Agent of the Venture. The name and address of the Administrative Agent shall be listed on Schedule 2.8 and said schedule and the Certificate shall be amended from time to time by the Administrative Agent to reflect the resignation or removal of the Administrative Agent or the appointment of new or additional Administrative Agents pursuant to this Agreement. An Administrative Agent of the Venture may be either a member or a non-member as determined by the Venturers. The Administrative Agent shall perform the duties specified herein and shall carry out the decisions made by the Venturers from time to time, and in such capacity except as otherwise provided herein, shall have the authority to act on behalf of the Venturers with respect to day-to-day management and control of the business and affairs of the Venture for the purposes stated in this Agreement. Except as expressly provided to the contrary herein, all actions and decisions of the Venture shall be subject to the mutual agreement of the Venturers. The Administrative Agent shall not take any of the actions specified in Section
8.14 without first obtaining the approval of the Venturers and shall not take any action which is inconsistent with or not contemplated by the Business Plans, the Property Budgets or the Consolidated Property Budget (unless within any discretionary limits explicitly provided in Section 8.14). In circumstances where this Agreement authorizes either Venturer to require the Venture to take certain actions, the Administrative Agent shall use diligent efforts to cause the Venture to take such actions.

8.2 Operation in Accordance with Plans. The Administrative Agent shall exercise diligent efforts to cause the Venture to be operated in all material respects in compliance with the Business Plans and the Property Budgets and the Consolidated Property Budget, to cause the Property to be leased to tenants in accordance with leases consistent with the guidelines included in the Business Plans and to maintain in effect the insurance required by the Insurance Program. The Administrative Agent shall exercise diligent efforts to obtain financing approved by the Venturers, and to close on the acquisition of the Properties under Approved purchase contracts, but shall not incur Venture obligations or exercise any right or election to waive any right under any such purchase contracts or arrangements for financing without the prior Approval of the Venturers.

8.3 ERISA Matters. The Administrative Agent shall, if requested by the Investor, exercise diligent efforts to obtain from any lender, tenant or other party with which the Venture does business such certificate or other evidence as the Investor may request in order to determine that the transaction with such party does not constitute a non-exempt prohibited transaction for purposes of ERISA.

8.4 UBTI Matters. The Developer acknowledges that it has been advised that certain indirect investors in the Investor are qualified organizations within the meaning of Code Section 514(c)(9)(C) which are not generally required to pay federal income tax on interest, certain real property rents and certain other types of income and agrees that the business and affairs of the Venture will be managed with a view to minimizing the amount of income of the Venture that will constitute unrelated business taxable income ("UBTI") to a qualified organization under Section 511 et seq. of the Code. The Developer agrees that the Investor shall be entitled to exercise any consent, election or other right under this Agreement with a view to avoiding any UBTI to the Investor or any of its members and without regard to whether conducting the business of the Venture in such manner will maximize either pre-tax or after-tax profit of the Venture to a Venturer who is not such a qualified organization. Without the prior written consent of the Investor which specifically refers to the requirement of a consent under this Section 8.4, the Venture shall not (i) incur any indebtedness which would be treated as "acquisition indebtedness" under Code Section 514(c) (unless such indebtedness is allocated entirely to the Developer pursuant to Section 5.12), (ii) enter into any lease which provides for contingent rental payments unless based upon the tenant's gross receipts, (iii) enter into any lease or other arrangement pursuant to which it receives rents from personal property or payment for the performance of services which would constitute UBTI, or (iv) otherwise engage in any transactions which would result in UBTI for the Investor or any of the holders of direct or indirect equity interests in the Investor. Nothing in this
Section 8.4 is intended to authorize the Venture or the Developer to enter into any transaction which would not be permitted under the Business Plan. This
Section 8.4 is intended to require specific approval of transactions which would otherwise be permitted by the Business Plan.

                               8.5 REIT Matters.

                  (a) The Investor acknowledges that Captec is a real estate investment trust (a "REIT") within the meaning of Code Section 856 et seq., which generally is not subject to federal income taxation on net income if it complies with the applicable asset composition, source of income, shareholder diversification, distribution, and other requirements of the Code necessary for a corporation to qualify as a REIT and to avoid federal income taxation on its undistributed income. The Investor agrees that the business and affairs of the Venture will be managed with a view to avoiding activities or income of the Venture that would result in disqualification of Captec as a REIT or cause it to incur any federal income tax liability, each determined as if the Venture were the sole investment of the REIT. The Investor agrees that the Developer shall be entitled to exercise its duties as Administrative Agent and exercise any consent, election, or other right under this Agreement in accordance with the preceding sentence and without regard to whether conducting the business of the Venture in such a manner will maximize either pre-tax or after-tax profit of the Venture to a Venturer that is not a REIT. Nothing in this Section 8.5 is intended to authorize the Venture or the Developer to enter into any transaction which would not be permitted under the Business Plan. This
         Section 8.5 is intended to provide that the Administrative Agent will avoid causing the Venture to enter into transactions which would otherwise be permitted by the Business Plan.

                  (b) In particular, for so long as Captec is a REIT (or unless applicable law is changed to permit the following activities by a
         REIT), it is the intention of the Venturers that the Venture shall be managed as follows:

                           (i) For each taxable year, the gross income of the Venture (for purposes of the income tests set forth in Section 856(c)(2) and (3) of the Code, and excluding gross income from "prohibited transaction" as defined in Section 857(b)(6)(B)) (such allocation of gross income, the "REIT Gross Income") that fails to qualify as one of the following shall not exceed twenty-five percent (25%) of the gross income of the Venture; (a) "rents from real property" within the meaning of Section 856(d) of the Code (determined with respect to the Venture as if the Venture were a REIT for federal income tax purposes, subject to the modifications set forth below), (b) interest on obligations secured by mortgages on real property or on interests in real property, (c) gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) which is not described in Section 1221(l) of the Code, (d) dividends or other distributions on, and gain from the sale or other disposition of transferable shares in qualifying REIT's, or (e) amounts described in Sections 856(c)(3)(E) through 856(c)(3)(I) of the Code.

                           (ii) For each taxable year, the gross income of the Venture that fails to qualify as one of the following shall not exceed five percent (5%) of the gross income of the Venture: (a) the items of income described in paragraph (i) hereof (other than those described in Section 856(c)(3)(I) of the Code), (b) gain realized from the sale or other disposition of stock or securities which are not property described in Section 1221(l) of the Code, (c) interest, (d) dividends, or (e) income derived from payments to the Venture on interest rate swap or cap agreements, options futures contracts, forward rate agreement or other similar financial instruments entered into to reduce the interest rate risks with respect to any indebtedness incurred or to be incurred to acquire or carry real estate assets, or gain from the sale or other disposition of such an investment.

                           (iii) As of the end of the last day of each quarter of each of the Venture's taxable years, not more than twenty-five percent (25%) of the total assets of the Venture (for purposes of the seventy-five percent (75%) asset test set forth in Section 856(c)(4) of the Code) will fail to qualify as one of the following: (a) real estate assets within the meaning of Section 856(c)(5) of the Code, (b) cash and cash items (including receivables which arise in the ordinary course of the Venture's operations, but not including receivables purchased from another person), or (c) Government securities.

                           (iv) The Venture will not own, directly or indirectly, more than ten percent (10%) of the voting securities (as defined for purposes of Section 856(c)(4)(B) of the Code) of any issuer that is treated as a corporation for federal income tax purposes.

                           (v) The Venture will not hold, directly or indirectly, any (a) stock in trade or other property of a kind which would properly be includable in inventory at hand at the close of a taxable year or (b) property held primarily for sale to customers in the ordinary course of a trade or business, unless the disposition of such property is expected to result in the recognition of no more than de minimis gains by the Venture.

                           (vi) The Venture will not hold, directly or indirectly (as determined for purposes of Section 860E of the Code) any REMIC residual interests.

                           (vii) The activities of the Venture will be conducted in accordance with the Agreement, and the Venture will not be properly classified as a corporation for federal income tax purposes. The Venture shall not elect to be taxed as a corporation for federal income tax purposes or otherwise take or omit to take any action that reasonably could be expected to cause the Venture to be a corporation, or to be treated as an association taxable as a corporation, for federal income tax purposes.

                           (viii) The Venture will, as an when requested, make available to the Developer a list of all entities that the Venture (and any entity that is treated as a partnership or disregarded entity for federal tax purposes in which the Venture hods, or is treated as holding, an interest) uses to provide services to tenants or with respect to the properties in which the Venture owns a direct or indirect interest the Venture is treating as an "independent contractor" (within the meaning of Section 856(d)(3) of the Code and Treasury Regulation Section 1.856-4(b)(5)(iii)) for purposes of determining compliance with the covenants set forth in clauses (i) and
         (ii) above. At least ten (10) days prior to entering into any contract or other arrangement with a party whose status as an independent contractor with respect to the Developer could affect the characterization of amount received or accrued, directly or indirectly, by the Venture as "rents from real property" when allocated to the Developer, the Venture shall provide the Developer with written notice of the identity of such party. The Venture shall not, directly or indirectly, enter into any contract or other arrangement that involves or would require treating as an "independent contractor" for these purposes any person identified by the Developer in a written notice to the Venture; provided that any such restriction shall be solely for the purpose of maintaining the REIT status of Captec. If such contracts or other arrangements are already in place at the time the written notice is provided by the Developer, then the Venture shall take all commercially reasonable steps to terminate such contracts or other arrangements.

                           (ix) The Venture shall use commercially reasonable efforts to make distributions to its Partners in accordance with
         Article VI, in amounts large enough such that the Developer will receive an amount sufficient to permit Captec (assuming hypothetically that it were a REIT and that its interests in the Venture constituted its only asset) to satisfy the distribution requirements for REIT status and to avoid the imposition of any taxes under Section 857 or 4981 of the Code with respect to the taxable year of the Venture to which the Developer's request relates. Further, the Venture shall be obligated to make distributions in the amounts contemplated by Section 8.5(b)(ix) only upon the written request of the Developer, accompanied by a certificate signed by an officer of Captec as general partner of the Developer stating that Captec and the Developer have made all commercially reasonable efforts to obtain sufficient funds from other sources. The Venture shall not be required to borrow funds to fulfill any obligations to make distributions to the Developer without the prior written consent of all Venturers.

                           (x) Without the prior written consent of the Developer, the Venture will not, directly or indirectly, acquire securities issued by, or otherwise enter into any arrangement which will cause the Venture directly or indirectly to derive income from any person identified by the Developer on a written notice provided to the Venture prior to the acquisition of such securities or the entering into of such arrangement; provided that any such restriction shall be solely for the purpose of maintaining the REIT status of Captec.

                  (c) For purposes of the covenants in this Section 8.5, the assets and gross income of the Venture will be determined as if the Venture were a REIT. Thus, the Venture will be deemed to own its proportionate share (determined in accordance with Treasury Regulations ss. 1.856-3(g)) of each of the assets of each entity that is treated as a partnership or disregarded entity for federal tax purposes in which the Venture holds, or is treated as holding, an interest and will be deemed to derive directly the income of such entities attributable to such share. Notwithstanding the foregoing, the determination of compliance with these covenants shall be made by reference to Captec as the REIT, and the Venture will not be treated as a REIT (i) for purposes of determining whether a subsidiary of the Venture is a "qualified REIT subsidiary" within the meaning of Section 856(I) of the Code, (ii) for purposes of determining whether amounts received from a tenant of the Venture would be "related party rent" as described in
         Section 856(d)(2)(B) of the Code (except that no tenant shall be considered a "related party tenant" for such purposes if the Venture does not own, directly or indirectly, any interest in that tenant unless the Developer has notified the Venture in writing that such tenant would be considered to be a "related party tenant" as to the Developer or the REIT), and (iii) for purposes of determining whether an entity or person that provides services to tenants of the Venture meets the definition of an "independent contractor," as set forth in
         Section 856(d)(3) of the Code and Treasury Regulation Section 1.856-4(b)(5)(iii).

                  (d) So long as the provisions of Section 8.5(b) remain in effect, the Venture shall deliver to the Developer, at such times as may be requested by the Developer upon reasonable notice to the Venture, a certificate, or certificates signed by an authorized person to the effect that the Venture has complied with the covenants set forth in Section 8.5(b) through the date of such certificate or certificates and that such person anticipates that the Venture will continue to comply with such covenants. Such certificate or certificates also will contain such other certifications, in a form and substance reasonably satisfactory to the Developer, as the Developer shall reasonably request, that relate to matters involving the Venture that reasonably could be anticipated to bear upon Captec's status as a REIT. In addition, the Venture shall cooperate (including, without limitation, by providing information and documents relating to the income and assets of the Venture) with the Developer, even if the Developer at such time no longer holds an interest in the Venture, in addressing issues raised by any taxing authority in any audit or similar proceeding relating to the Developer or any of its affiliates that relate to or arise out of the Developer's investment in the Venture.

                  (e) This Section 8.5 is for the exclusive benefit of the Developer and Captec, their direct and indirect owners and subsidiaries, and any successor or assign of all or substantially all of the assets of the Developer or its general partner (in which case references hereto to the Developer or Captec shall be treated as references to such successors or assignees), provided that such succession or assignment is otherwise permitted by the terms of this Agreement. The provisions of this Section 8.5 may be waived by the Developer in its sole discretion.

                  (f) For purposes of this Section 8.5 and certifications made by the Venture hereunder, the Venture will not treat as "rent from real property" any of the following:

                           (i) rent attributable to personal property, except where the personal property is leased under, or in connection with, the rental of real property where the average of the adjusted bases of the personal property at the beginning and at the end of the taxable year does not exceed fifteen percent (15%) of the average of the aggregate adjusted bases of the real property and the personal property leased under such lease at the beginning and at the end of such taxable year within the meaning of Section 856(d)(1) of the Code;

                           (ii) any rent received or accrued, directly or indirectly, where the determination of the amount of rent depends on the income or profits of any person from the property, except where rent is based on a fixed percentage or percentages of receipts or sales within the meaning of Section 856(d)(2)(A) of the Code; and

                           (iii) any rent (or any other consideration under a lease) received or accrued, directly or indirectly, from any person on which the Developer or its general partner owns, directly or indirectly, (a) in the case of a corporation, ten percent (10%) or more of the total combined voting power of all classes of stock entitled to vote, or ten percent (10%) or more of the total number of shares of all classes of stock, or (b) in the case of an entity other than a corporation, an interest of ten percent (10%) or more in the assets or net profit of such entity. For purposes of this paragraph, ownership will be determined by taking into account the constructive ownership rules of
         Section 318(a) of the Code (as modified by Section 856(d)(5) of the Code).

                  (g) For purposes of this Section 8.5 and certifications made by the Venture hereunder, the Venture will not treat as "interest" any interest received or accrued, directly or indirectly, where the determination of the amount of interest depends on the income or profits of any person, except where interest is based on a fixed percentage or percentages of receipts or sales within the meaning of
         Section 856(f)(1)(A) of the Code (or to the extent otherwise treated as interest under Section 856(f)(1)(B) of the Code and the Treasury Regulations promulgated thereunder.

                  (h) The foregoing provisions of this Section 8.5 shall in no event preclude a liquidation of the Venture or the sale of the Properties or Subsidiaries or other assets of the Venture in accordance with the provisions of this Agreement (without regard to Section 8.5) or affect the terms thereof.

8.6 Contracts with Affiliates. Promptly after formation of the Venture, the Venture shall enter into an asset management, development services and leasing services agreement (the "Management Agreement") with Captec (the "Asset Manager") in the form approved by the Venturers and attached hereto as
Schedule 8.6 for the required management of the improvements existing at the Properties, development services for Properties under construction, and leasing services for the Properties. The Investor shall have the sole and exclusive right to direct in good faith the Venture's and the Subsidiary's actions with regard to such contract and any other contracts between the Venture or a Subsidiary and the Developer or any Captec Affiliate, including proposing or approving any amendment or modification of such contracts, exercising any consent, waiver, approval or election thereunder, enforcing any remedies, including termination thereof and taking any and all other actions under or with respect to such agreements as owner. The Venturers shall not unreasonably withhold, condition or delay any such consent or approval contemplated by the Management Agreement, but shall have no obligation to consent to or approve any modification or amendment of the Management Agreement. The Management Agreement shall at no time delegate the authority to undertake any of the actions enumerated in Section 8.14 or otherwise act on behalf of the Venture to the Asset Manager without the approval of the Venturers. Neither the Venture nor any Subsidiary shall modify, amend or terminate the Management Agreement without the specific prior written approval of the other Venturer. Except as otherwise provided in this Section 8.6, neither the Venture nor any Subsidiary shall enter into any other contracts with any Venturer or any other individual or entity affiliated with any Venturer or modify, amend or terminate any agreement between the Venture and any Venturer or any individual or entity affiliated with any Venturer without the specific prior written approval of the other Venturer.

8.7 Employees and Contractors. The Venture shall conduct its business exclusively through independent contractors and shall not hire any employees.

The Administrative Agent shall supervise and administer all services rendered to the Venture by independent contractors. If the Management Agreement shall be terminated, the Administrative Agent shall select qualified contractors approved by the Venturers which are unaffiliated with any Venturer to perform the development services, property management, leasing and other services required by the Venture.

8.8 Financing. The Administrative Agent shall use diligent efforts to identify favorable financing for the Venture. After the Venturers have approved financing for the Venture, the Administrative Agent shall use diligent efforts to close such financing and to enter into all incidental arrangements relating thereto, including satisfying the requirements of prospective lenders, and entering into interest rate protection agreements and other ancillary arrangements approved by the Venturers. The Developer agrees to incur such obligations to lenders to the Venture with respect to environmental liabilities associated with the Properties and guaranties for other so-called nonrecourse carve outs as are customarily required by lenders providing financing for comparable entities purchasing comparable assets. The Venture shall indemnify the Developer with respect to any such liabilities to lenders of the Venture incurred in connection with Approved Financing. The Administrative Agent shall not enter into any arrangements for financing or pay any commitment or application or other fees for financing without the prior written Approval of the Venturers. The Developer acknowledges that the Investor may elect not to approve financing which would adversely affect the Venture's ability to dispose of any Property or which might require the Venture to pay a prepayment premium at a time at which the Investor may desire to liquidate its interest in the Venture.

8.9 Compensation and Expense Reimbursement. The Administrative Agent shall not receive any compensation for serving as Administrative Agent. The Venture shall reimburse the Investor's and the Developer's reasonable out-of-pocket costs, including fees of attorneys and consultants, incurred in negotiating this Agreement and purchasing and financing the Properties. The Venture shall also reimburse the Administrative Agent's reasonable third party out-of-pocket costs incurred in fulfilling its obligations as Administrative Agent under this Agreement, provided that (i) no such costs shall have been paid to any Captec Affiliate and (ii) such costs are consistent with the Consolidated Property Budget. Upon the closing of the acquisition by the Venture of any Property which includes a restaurant (each, a "Restaurant Property"), the Venture shall reimburse the Developer for any fees paid by the Developer or Captec in connection with such Restaurant Property acquisition to Captec Financial Group Inc., a Michigan corporation, not to exceed three percent (3%) of the gross acquisition price of such Restaurant Property. The Investor shall be entitled to reimbursement for reasonable out-of-pocket expenses incurred by it in administering its investment in the Venture, including fees of counsel and the fees and expenses of an engineer retained by an Investor to monitor any construction which may be undertaken at the Properties from time to time. If there is an Event of Default by the Developer under this Agreement, the Investor shall be entitled, subject to the restrictions against contracting with affiliates set forth in Section 8.6, to cause the Venture to retain such service providers as the Investor may deem appropriate and to have the Venture pay their charges and expenses. The Asset Manager shall be entitled to compensation as provided in the Management Agreements.

8.10 Environmental Auditing. With respect to each Property, to the extent that the tenant pursuant to the applicable Lease is not made responsible for environmental liabilities and compliance with environmental laws and regulations, the Administrative Agent shall cause the Asset Manager to implement and maintain an ongoing environmental auditing program satisfactory to the Venturers. Upon the request of any Venturer, the Administrative Agent shall cause the Asset Manager to conduct investigations regarding the compliance of activities at any Property with applicable environmental laws, and the existence of and potential for contamination. The results of such environmental audit shall be provided to the Venturers promptly after receipt by the Asset Manager.

8.11 Continued Involvement Requirements. The Venture shall not enter into any agreement or other arrangement with any third party requiring the continued ownership, control, employment, or other involvement by any Venturer or any Affiliate of any Venturer with the Venture, any Subsidiary or any Property, without the specific prior written consent of the other Venturer. To the extent that the Venture does enter into any such agreement or arrangement, the Developer covenants not to take any action or refrain from taking any action which would constitute a breach of such requirement or which would trigger any such right or obligation.

8.12 Indemnification of Administrative Agent and Venturers. To the extent permitted by law, the Administrative Agent shall be entitled to be indemnified by the Venture to the extent of the assets of the Venture for liabilities, costs and expenses including, without limitation, amounts paid in satisfaction of judgments, settlements, fines, penalties and counsel fees reasonably incurred in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, pending or threatened, before any court or administrative or legislative body incurred by it in its capacity as Venturer or as guarantor of any obligations of the Venture so long as the same was not the result of fraud, gross negligence or willful misconduct of the Administrative Agent or any affiliate of the Administrative Agent, a material breach of this Agreement on the part of the Administrative Agent or any affiliate of any Administrative Agent, or any material breach of the Undertaking of Captec by Captec.

         The following provisions shall apply to the indemnification of the Venturers and persons or entities affiliated with any Venturer, other than any Venturer acting (or whose Affiliate is acting) as the Administrative Agent:

A. "Investor Indemnified Parties" means the Investor, any manager or other agent of the Investor, any direct or indirect holder of equity in the Investor, Fidelity Real Estate Partners III Corp. ("FREP"), any entity controlling, controlled by or under common control with FREP, any investment manager for any holder of equity in the Investor, each of the officers, directors and employees of any of the preceding persons or entities, and any other person who serves at the request of any of the preceding persons or entities as an officer, director, trustee, manager or agent of an entity in which the Venture has an interest as an owner, security holder, creditor or otherwise.

B. "Developer Indemnified Parties" means the Developer, Captec, any officer, director, employee or other agent of the Developer or Captec, any direct or indirect holder of equity in the Developer or Captec, any entity controlling, controlled by or under common control with the Developer or Captec, each of the officers, directors and employees of any of the preceding persons or entities, and any other person who serves at the request of any of the preceding persons or entities as an officer, director, trustee, manager or agent of an entity in which the Venture has an interest as an owner, security holder, creditor or otherwise.

C. Except as otherwise required by applicable law, no Investor or Developer Indemnified Party shall be liable to the Venture or any person or entity holding an equity interest in the Venture for any loss suffered by the Venture which arises out of any action or inaction of any Investor or Developer Indemnified Party as long as such Investor or Developer Indemnified Party acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Venture and which action or inaction does not constitute a material breach of this Agreement.

D. The Venture shall indemnify, to the extent permitted by applicable law and to the extent of its assets, each Investor and Developer Indemnified Party against all liabilities, losses and expenses incurred by any of them in connection with any matter relating to the Venture or any entity in which the Venture has any interest as an owner, security holder, creditor or otherwise, including but not limited to amounts paid in satisfaction of judgments, settlements, fines, penalties and counsel fees reasonably incurred in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, pending or threatened, before any court or administrative or legislative body, in which such Investor or Developer Indemnified Party may be or may have been involved as a party or otherwise or with which such Investor or Developer Indemnified Party may be or may have been threatened. Notwithstanding the foregoing, indemnification shall not be paid to any Investor or Developer Indemnified Party with respect to any matter as to which such Investor or Developer Indemnified Party shall have been finally adjudicated to have committed an act or omission involving willful misconduct, fraud or bad faith or material breach of this Agreement.

Amounts required to be paid by the Venture to an indemnified party pursuant to this Section 8.12 in reimbursement of judgments, settlements, fines, penalties, counsel fees and other costs actually incurred by such indemnified party shall be paid together with interest thereon at the "base rate" announced by BankBoston, N.A. (or if such rate is no longer available, at such other comparable prime or base lending rate announced from time to time by an institutional lender selected by the Investor) plus three percent (3%) per annum from the date such amounts were paid by the indemnified party.

8.13 Authorization of Certain Actions. The Venturers hereby authorize the Administrative Agent on behalf of the Venture to enter into the contracts and instruments referred to in Schedule 8.13 in the form approved by the Venturers.

8.14 Actions Requiring Approval of Venturers. Notwithstanding anything provided in this Agreement to the contrary, the Venture shall not take or permit any Subsidiary to take, nor delegate to the Asset Manager under the Management Agreement, any of the following actions, whether or not consistent with the Business Plan, without the prior approval of each Venturer of the specific action, including the form of instrument, parties involved or any other matter relating to such action:

A. borrow money or amend the terms and conditions of any financing or make elections with respect to interest periods, interest rates, prepayment or other material provisions under any financing;

B.                grant any mortgage, security interest or any other lien;

C. subject all or any part of any Property to a condominium statute;

D. sell all or any portion of any Property (it being understood that sale of all of the Properties is permitted pursuant to Articles 11, 12 and 13 in certain circumstances);

E. enter into or amend any contract for the design, construction, management or leasing of the Property, or make any material change in the plans for the development of any Property;

F. seek or consent to any change in the zoning or other land use regulations affecting the Property or any permits or approvals granted thereunder (except to the extent required pursuant to the terms of the applicable Lease);

G. rebuild or reconstruct the improvements on any Property if they are substantially damaged by a fire or other casualty (except to the extent required pursuant to the terms of the applicable Lease);

H. file or defend lawsuits or other proceedings except for the defense by insurers of insured claims;

I.                engage counsel to advise the Venture on any matter;

J. acquire any real property (other than the Initial Properties as provided herein) or any interest in any entity;

K. modify in any material respect the form of lease used for leasing space at any Property;

L. modify, amend or terminate any existing lease of any portion of the Property, or enter into any new lease of any portion of any Property;

M. make material alterations to any Property other than as expressly permitted by the applicable Business Plan (or unless such alterations consist of nonstructural tenant improvements to be performed under the applicable Lease);

N. change the Venture's or any Subsidiary's accounting method, either for financial or tax reporting purposes;

O. make any material change in the plans and specifications for any construction at any Property;

P. amend or fail to obtain any insurance coverage contemplated by the Insurance Program;

Q. incur any obligation which would exceed the applicable annual line item in the Consolidated Property Budget by more than the lesser of $20,000 or ten percent (10%) of such annual line item or which would cause the total of all annual line items in the Consolidated Property Budget to be exceeded by more than $50,000; provided, however, that if an emergency arises which threatens imminent harm to property or injury to persons and prior communication with the Investor with respect to such emergency is not practicable, the Developer may expend such funds as may reasonably be necessary to avert such harm or injury as long as it gives notice to the Investor on the next business day after such expenditure of the nature of such emergency and provides such additional information as the Investor may reasonably request in connection therewith;

R.                dissolve the Venture or any Subsidiary;

S. enter into any merger, consolidation or restructuring of the Venture;

T. take any other action which pursuant to any provision of this Agreement requires the approval of any Venturer or which materially affects the Venture or the Property;

U.                incur any obligation which would exceed the applicable line item in any Construction Budget unless (i) such obligation is less than the lesser of (a) $25,000 or (b)aten percent (10%) of such line item and (ii) such obligation either is offset by savings in other line items of such budget or is covered by amounts moved from the contingency line item in the Construction Budget consistent with the immediately following sentence. The approval of the

Venturers shall in any event be required for use of any amounts provided in the contingency line item in the Construction Budget once the Administrative Agent has used 50% of such contingency amount. The approval of the Venturers shall be required for use of any amounts provided in the contingency line item in the Construction Budget for any Property under construction; or

V. modify in any material respect the organizational documents of any Subsidiary, transfer or issue additional ownership interests in any Subsidiary, or dissolve any Subsidiary.

The Administrative Agent shall be entitled to rely upon the written approval from any individual which is designated as a representative of each respective Venturer (a "Venturer Representative") for the purposes of any approvals required of the Venturers under this Section 8.14. The initial Venturer Representatives for the Investor shall be Michael L. Elizondo and Brad Sweeney. The initial Venturer Representatives for the Developer shall be Patrick L. Beach and W. Ross Martin. Each Venturer may change its respective Venturer Representatives at any time by giving written notice to such effect to the Administrative Agent.
Each Venturer acknowledges and agrees that in exercising all of its approval, consent and other rights as a Venturer hereunder, it is acting solely on its own behalf in its capacity as a member of the Venture and not on behalf of the other Venturer. The Investor further acknowledges and agrees that it will conduct an independent review of all proposals and recommendations advanced by the Developer, the Administrative Agent and the Asset Manager (to the extent that the Developer is not the Administrative Agent or the Asset Manager), including without limitation proposals relating to proposed Additional Properties, proposed Property Budgets, Insurance Programs and Business Plans, proposals relating to particular leases, financings or dispositions and any other proposals or recommendations. The Investor further acknowledges that in developing such proposals or recommendations neither the Developer nor the Administrative Agent is acting to meet the specific needs of the Investor and that such recommendations or proposals will not serve as a primary basis for the decisions made by the Investor with regard to such matters.

8.15 Restrictions on Other Business. (a) Except as provided in subsection (b) of this Section 8.15 and Section 8.16, during the Investment Period neither Captec nor Developer shall develop, own, lease, acquire, operate or otherwise directly or indirectly participate in any Qualified Property or any venture formed for the purpose of developing and/or acquiring Qualified Properties, and shall not permit any Captec Affiliate to engage in any such activities. "Qualified Property" means any real property meeting the Investment Guidelines, but shall be deemed to exclude properties owned by Captec or any Captec Affiliate as of the date of this Agreement. Except as provided in this
Section 8.15, no Venturer shall be prohibited from engaging in or possessing an interest in any other business ventures of any kind or description, or have any responsibility to account to the Venture for the income or profits from any such enterprises.

         (b) During the Investment Period, Captec and the Captec Affiliates may acquire Qualified Properties, provided that:

1. Developer shall provide prior written notice to Investor of the intended acquisition of a Qualified Property by Captec or any Captec Affiliate, including the closing date, price and other economic terms of each such acquisition.

2. Acquisitions of Qualified Properties by Captec during the Investment Period shall be limited to the properties listed on Schedule 8.15 and shall not exceed $20,000,000 of acquisition price in the aggregate.

3. Acquisitions of Qualified Properties by Captec Affiliates during the Investment Period shall not exceed $12,000,000 of acquisition price in the aggregate.

4. the Developer shall propose Qualified Properties for acquisition by the Venture pursuant to Section 8.16 such that Qualified Properties that are proposed to the Venture are of comparable risk and return parameters to the Qualified Properties proposed for acquisition by Captec and the Captec Affiliates. Developer shall also propose sufficient Qualified Properties for acquisition by the Venture such that the aggregate purchase prices of Qualified Properties that are proposed to the Venture shall not be less than 76% of the aggregate purchase prices of Qualified Properties proposed for acquisition by the Venture, Captec and by the Captec Affiliates during the Investment Period.

         (c) Developer shall indemnify, defend and hold harmless the Venture and the Investor Indemnified Parties from and against any loss, cost or expense resulting from any allegation, holding or decision to the effect that the Developer or Captec shall have violated any fiduciary duties owed to Captec, any Captec Affiliates, or any affiliated entity of either of them, on account of the terms and conditions of this Section 8.15.

8.16 Acquisition of Additional Properties. During the Investment Period, the Developer shall identify and propose to the Investor the acquisition of Qualified Properties by the Venture ("Additional Properties") having aggregate required equity investments of approximately $31,000,000 (but not less than $28,000,000). For each proposed Additional Property that the Developer recommends for acquisition by the Venture, the Developer shall prepare and submit to the Investor a package of the materials listed in Schedule 8.16, with respect to such Additional Property. The Venture shall not incur any cost, expense or liability with respect to the evaluation or proposed acquisition of any Additional Property. The Developer acknowledges that the Investor shall have absolute discretion as to whether to approve the acquisition by the Venture of any Additional Property and that the Investor may impose such requirements as a condition to any such acquisition as it may determine to be appropriate. The Developer shall not rely upon the Venture to purchase any Additional Property unless the Developer has obtained written approval from the Investor to have the Venture enter into or assume an agreement for such acquisition in a form approved by the Investor. In connection with any acquisition of an Additional Property, the Developer shall arrange for the Venture to have property and liability insurance as required by the then current Insurance Program and title insurance in form acceptable to the Investor and containing no exceptions which would not be acceptable to prudent mortgage lenders or prudent institutional investors. If the Investor disapproves a Qualified Property proposed by the Developer for acquisition by the Venture, then such Qualified Property may be acquired, on substantially similar terms as those offered to the Venture, by Captec or a Captec Affiliate and thereafter such Qualified Property shall not be included in the calculation of aggregate acquisitions by Captec or the Captec Affiliates pursuant to subsections 8.15(b)(ii)-(iii). Furthermore, once the Venture has acquired Restaurant Properties having an aggregate purchase price of at least $33,300,000, then Captec and the Captec Affiliates may acquire Restaurant Properties without regard to the restrictions set forth in subsections 8.15(b)(i)-(iii).

8.17 Use of Separate Entities to Hold Properties. The Venture may hold one or more Properties in separate limited liability entities, including, without limitation, limited partnerships or limited liability companies. The Administrative Agent shall form such entities and, if necessary, qualify them to do business in the states in which they own property or operate. All such entities (each a "Subsidiary") must be wholly owned, directly or indirectly, by the Venture. Prior to forming any Subsidiary, the Administrative Agent shall seek the Approval of the Venturers for the organizational documents for such Subsidiary. The Administrative Agent will consult with counsel and structure Subsidiaries to minimize state, local and federal taxes. The Administrative Agent shall advise the Investor if it is unable to obtain assurance from counsel that any Subsidiary will not be treated as a pass-through entity and therefore not subject to state, federal and local taxes, and shall not form any Subsidiary without the approval of the Venturers if it has been unable to obtain such assurance. For purposes of determining whether a Subsidiary so qualifies, its organizational documents shall specify as the annual valuation period for purposes of such regulations, the 90 day period commencing each December 1. It is the intention of the Venturers that the use of the Subsidiaries not alter the rights of approval and control of the Investor herein and references in this agreement to the Venture shall include the Subsidiaries as appropriate to accomplish that intent.


                       9. TRANSFERS OF VENTURE INTERESTS

9.1 Prohibition of Transfers. Except as provided in Section 9.2, no Venturer shall suffer or permit any transfer of or encumbrance upon such Venturer's interest in the Venture or any transfer of or encumbrance on any direct or indirect interest in such Venturer without the prior written approval of the Investor, in the case of transfers of interests of or in the Developer or transferees of the Developer, or the Developer, in the case of transfers of or in the Investor or transferees of the Investor.

9.2 Investor Permitted Transfers. Notwithstanding the provisions of Section 9.1, (a) any holder of a direct or indirect interest in the Investor shall be permitted to transfer all or any portion of its direct or indirect interest in the Investor without the consent of any Venturer, (b) the Investor shall be permitted to transfer all or any portion of its interest in the Venture without the consent of any Venturer, provided, however, that the Investor shall not transfer its interest to any entity (other than Captec) which is a real estate investment trust specializing in fully net-leased properties. In the event that any portion of the Investor's interest in the Venture is transferred to any Person, including the Developer or Captec, then, for purposes of complying with the provisions of Articles 5 and 6 of this Agreement, the Investor's Capital Account shall be allocated pro rata between the Investor and such transferee.

9.3 Developer Permitted Transfers. (a) For as long as Captec's stock is listed and publicly traded on a nationally recognized stock exchange, for purposes of this Article 9, the sale, exchange or transfer of stock in Captec shall not be deemed a transfer subject to the restrictions of section 9.1.

         (b) Captec may transfer its interest in Developer, in each case pursuant to any merger, reorganization or similar transaction; provided the surviving entity is a real estate investment trust and immediately following such transaction former members of Captec's Board of Directors constitute a majority of the members of the Board of Directors of the surviving entity.

9.4 Admission of New Venturer. No person or entity to which an interest in the Venture is transferred by the Developer shall be admitted as a substitute member without the prior written consent of the Investor, which consent may be withheld in its sole and absolute discretion. Transferees of the Investor's interest in accordance with Section 9.2 shall be admitted as a member and shall have the rights of the Investor under this Agreement.

9.5 Non-Recognition of Certain Transfers. Any transfer or assignment of any interest in the Venture not permitted by this Agreement shall be ineffective and shall not be recognized by the Venture.

9.6 Withdrawal. Except upon the permitted transfer by a Venturer of its entire interest in the Venture and the admission of such Venturer's transferee as a substituted member in compliance with the terms of this Agreement, no Venturer shall have the right to withdraw from the Venture without the prior approval of all of the Venturers. No Venturer shall be entitled to the return of such Venturer's capital upon withdrawal.


                      10. DEVELOPER DEFAULTS; TERMINATION

10.1 Default. The occurrence of any of the events set forth below shall constitute an "Event of Default" on the part of the Developer. For the purposes of this Section 10.1, the term "Developer" shall be deemed to include any Administrative Agent which is an affiliate of the Developer.

A. the occurrence and continuance beyond any applicable grace period of any default on the part of the Developer or any person or entity affiliated with the Developer pursuant to the terms of the Management Agreement or any other contract between the Venture or any Subsidiary and the Developer or any person or entity affiliated with the Developer;

B. violation by or on behalf of the Developer or Captec of the transfer restrictions set forth in Article 9;

C. initiation by the Developer of proceedings of any nature under the federal Bankruptcy Code, or any similar state or federal law for the relief of debtors;

D. a general assignment by the Developer for the benefit of creditors;

E. the initiation against the Developer of a proceeding under any section or chapter of the federal Bankruptcy Code, or any similar federal or state law for the relief of debtors, which proceeding is not dismissed or discharged within a period of sixty (60) days after the filing thereof;

F. admission by the Developer in writing of its inability to pay its debts as they mature or to perform its obligations under this Agreement;

G. attachment or execution or other judicial seizure of all or any substantial part of the Developer's assets or of its interest in the Venture, or any part thereof, which remains undismissed or undischarged for a period of sixty (60) days after levy thereof;

H. the occurrence of any of the acts or events described in (c) through (g) above with respect to Captec, the Venture or any Subsidiary;

I. the breach or inaccuracy in any material respect of any representation, warranty or statement made by or on behalf of the Developer in this Agreement or in any certificate or statement furnished pursuant to this Agreement, or by or on behalf of any person or entity affiliated with the Developer, including without limitation the breach or inaccuracy in any material respect of the representations, warranties or agreements of Captec pursuant to the Undertaking of Captec;

J. any other material default in the performance of or failure to comply with, any other agreements, obligations, or undertakings of the Developer (or any Captec Affiliate) contained herein or in any agreement between the Venture or any Subsidiary and the Developer or any such Captec Affiliate, which default or failure continues for ten (10) days following notice thereof given by the Investor; provided, however, that if such default cannot with diligent efforts be cured within such ten (10)-day period but the Developer (or such affiliate of the Developer) commences such cure within such ten (10)-day period, thereafter diligently and continuously prosecutes such cure, and such default is reasonably susceptible to cure within sixty (60) days, such ten (10)-day period shall be extended for the time reasonably required to effect such cure, but in no event for more than an additional fifty
(50) days (i.e. 60 days total);

K. the exercise by any lender to the Venture or any Subsidiary of any right to declare a default and demand repayment of its loan to the Venture or any Subsidiary;

L. the failure by any construction lender with respect to a Property to make an advance required to pay construction costs for the Property within sixty (60) days after the submission of the requisition for such costs;

M. any knowing or intentional act on the part of the Developer or Captec which gives rise to an event or circumstance which would permit any lender to the Venture or any Subsidiary to declare an event of default and demand repayment of its loan; and

N. the inability of the Venture or any Subsidiary to pay its debts when due.

         Upon the occurrence of any Event of Default, the Investor shall be entitled to (i) unilaterally cause a sale of the assets of the Venture (without the obligation to comply with the provisions of Articles 11-12), provided that such sale shall be conducted in an orderly manner and the Properties shall not be sold to an Investor Related Party, and thereafter to dissolve the Venture
(ii) terminate any agreement between the Venture or any Subsidiary and the Developer or any Captec Affiliate (such remedy shall not, however, be deemed to permit Investor to unilaterally terminate this Agreement), (iii) obtain specific performance of the Developer's (or any affiliate's) obligations under this Agreement, and/or (iv) unilaterally exercise any other right or remedy provided for in this Agreement, and if the Investor so elects, continue the operation of the Venture's business and appoint itself or an entity the sole Administrative Agent for the Venture pursuant to Section 10.6.

10.2 Certain Investor Remedies Prior to Default. (a) Upon the occurrence of any one or more of the following events, Investor shall have the remedies set forth in subsection (b) below:

             (i) the occurrence of any event or circumstance which permits any lender to the Venture or any Subsidiary to declare a default and to demand repayment of its loan prior to its scheduled maturity;

             (ii) failure by any construction lender with respect to a Property to make an advance required to pay construction costs for such Property within thirty (30) days after the submission of the requisition for such costs;

             (iii) notice from any construction lender with respect to a Property that there has occurred any event or circumstance which permits such lender to withhold further advances to the Venture.

         (b) Upon the occurrence of any of the events listed in subsection (a), Investor shall have the right to unilaterally designate itself or any Investor Related Party as a replacement Administrative Agent. If the Investor exercises such right to designate itself the replacement Administrative Agent, the Developer (or any affiliate of Developer which is serving as Administrative Agent) shall automatically, without need for the execution and delivery of any instrument other than notice by the Investor to the Developer that it has exercised such right, cease to be the Administrative Agent and the Investor or the entity so designated by the Investor shall become the sole Administrative Agent of the Venture with all rights and responsibilities of the Administrative Agent set forth in this Agreement, including without limitation the requirement to obtain consent of the Venturers for certain acts as set forth in Section 8.14 (unless there shall have occurred an Event of Default, in which case Investor shall have the remedies set forth in this Agreement, including without limitation those set forth in Sections 10.1, 10.2 and 10.6). At any time following the replacement of Developer as Administrative Agent under this
Section 10.2, the Investor shall have the right, in its sole discretion, to reappoint Developer as the Administrative Agent, following which Developer shall undertake all of the obligations of the Administrative Agent provided in this Agreement.

10.3 Funding Following Developer Default. If the Investor determines that the Venture requires funds following an Event of Default, the Investor shall give a Capital Call Notice to the Developer indicating the amount of funds required by the Venture and the purpose for which such funds are required, whereupon the Venturers shall have the option to provide such funds as provided in Section 3.3. If all of the required funds are not so provided by either or both of the Venturers as set forth in Section 3.3, then the Investor shall also have the right to issue interests in the Venture to new Venturers which are not affiliates of the Investor, which interests may be of a different class, and which will dilute existing Venturers pro rata and which may be entitled to priority returns. The Investor may specify such terms in its sole discretion, but each Venturer shall be entitled to provide up to its pro rata share of such funds, based on Initial Ownership Percentages, by giving notice to the Investor of its election to provide such funds within fifteen (15) days of receipt of notice from the Investor of the proposed terms. The failure by any Venturer to contribute funds in response to such solicitation within fifteen
(15) days shall constitute an election not to participate in providing funds. Each Venturer acknowledges that the failure to participate in any funding pursuant to this Section 10.3 may result in a dilution of its interest and rights in the Venture. If funds are provided pursuant to this Section 10.3, this Agreement shall be amended as required to implement the terms and conditions on which such new funds have been provided to the Venture and each Venturer appoints the Investor its attorney-in-fact for purposes of executing and delivering any such amendment.

10.4 Dissolution. The Venture shall be dissolved upon the occurrence of any of the following events:

A. unanimous written consent by the Venturers to dissolve the Venture;

B.                the sale of all of the Properties;

C. the bankruptcy, dissolution, resignation or expulsion of any Venturer; provided that the Venture may be continued with the consent of all of the remaining Venturers if such consent is given within ninety (90) days following such event;

D.                the entry of a decree of judicial dissolution under Section
44  of the Act; or

E. a consolidation or merger of the Venture in which it is not the resulting or surviving entity.

         Dissolution of the Venture shall be effective on the day on which the event occurs giving rise to the dissolution, but the Venture shall not terminate until the assets of the Venture have been distributed as provided herein and a certificate of cancellation of the Venture has been filed with the Secretary of State of Delaware.

10.5 Application of Assets. In the event of dissolution, the Venture shall conduct only such activities as are necessary to wind up its affairs, including a sale of the assets of the Venture in an orderly manner, and the assets of the Venture shall be applied in the manner and in the priority set forth in Section 6.3. If the Administrative Agent in good faith determines that reserves are required to be established for any contingent or unmatured liabilities of the Venture, the amount of such reserves shall be subject to the reasonable approval of the Venturers, and such reserve shall be released and distributed as set forth in Section 6.3 at such time as they are no longer reasonably required.

10.6 Replacement of Administrative Agent. The Investor may at any time (i) during a continuing Event of Default of the Developer, or (ii) following the contribution of additional capital pursuant to Section 3.3 (unless such contribution is a Qualified Capital Contribution), in its sole discretion, unilaterally designate itself or an entity controlled by the Investor or persons directly or indirectly owning the Investor as a replacement Administrative Agent. If the Investor exercises such right to become the replacement Administrative Agent pursuant to this Section 10.6, the Developer (or any affiliate of Developer which is serving as Administrative Agent) shall automatically, without need for the execution and delivery of any instrument other than notice by the Investor to the Developer that it has exercised such right, cease to be the Administrative Agent and the Investor or the entity so designated by the Investor shall become the sole Administrative Agent of the Venture with all rights and responsibilities of the Administrative Agent set forth in this Agreement, and with authority to undertake any of the actions set forth in Section 8.14 or any other management activities provided for in this Agreement on behalf of the Venture without the requirement of obtaining the consent of any other Venturer. The Developer shall execute such amendments to this Agreement and execute and file such amendments to the certificate of organization of the Venture as may be required to effect such appointment of the Investor (or its designated affiliate) as the Administrative Agent and Developer hereby appoints the Investor its attorney-in-fact, with full power of substitution, to execute and deliver any such amendments or other instruments in the event that Developer shall fail to promptly execute any such amendment as directed by the Investor, as may be required in such circumstances.


                                11. FORCED SALE

11.1 Sale to Third Party. (a) At any time following the first to occur of: (i) any transfer of the Developer's interest in the Venture pursuant to Section 9.3(b), or (ii) the second (2nd) anniversary of the date of this Agreement, Investor may deliver a written notice (a "Sale Notice") to the Developer indicating that the Investor intends to exercise its right to force a sale of all of the Properties by the Venture, whereupon Developer shall have the right to deliver an Offer Notice pursuant to Section 12.1. If Investor has not previously delivered a Sale Notice for all purposes under this Agreement, the Investor shall be deemed to have delivered a Sale Notice as of the earliest to occur of (x) the closing of a "75% Conversion" under the Stock Purchase Agreement or (y) the fourth (4th) anniversary of the date of this Agreement.

         (b) If the Investor shall deliver (or be deemed to have delivered) a Sale Notice pursuant to this Section 11.1, and the Developer fails to deliver an Offer Notice within the Response Period, or if Developer delivers an Offer Notice to which the Investor responded with an Acceptance Notice and the Developer fails to close the transaction for any reason, the Investor may, without the further consent of the Developer, unilaterally cause the Venture to sell the Properties to a Third Party, either as a portfolio or on a Property by Property basis, or both Venturers to sell their interests in the Venture on terms acceptable to the Investor in its sole discretion.

         (c) If the Investor shall deliver (or be deemed to have delivered) a Sale Notice and the Developer shall deliver an Offer Notice pursuant to Article 12, and the Investor shall decline to accept the offer contained in the Developer's Offer Notice, either by written notice of its refusal or by failure to deliver an Acceptance Notice, then the Investor shall have all of the rights provided in paragraph (b) of this Section 11.1, except that any such sale of the Properties or of the Venturers' interests in the Venture during the twelve (12) month period (the "Sales Period") beginning the fifteenth (15th) day following the delivery of the Offer Notice, shall be upon economic terms not materially less favorable to the Venture than a hypothetical sale of the Properties for the Offer Price set forth in the Developer's Offer Notice. As used herein, "not materially less favorable" shall be deemed to mean a sale of one or more of the Properties for a gross purchase price, either on a portfolio or a Property by Property basis, which is not less than ninety-five percent (95%) of the Offer Price (or, if a Property is sold individually, the respective Property valuation set forth in the Developer's Offer Notice). If the sale is of the Venturers' interests in the Venture, then "not materially less favorable" shall mean not less than the amount that the Venturers would have received if the Properties were sold for ninety-five percent (95%) of the Offer Price (or, if a Property is sold individually, the respective Property valuation set forth in the Developer's Offer Notice), taking into account the assumptions described in subparagraphs (a)-(c) of Section 12.2.

11.2 Marketing. During the Sales Period, either Venturer may require the Venture (i) to incur reasonable and customary expenses in connection with the marketing of the Properties, such as the preparation of studies and brochures and legal fees to prepare and negotiate agreements and (ii) to retain on a nonexclusive basis one or more brokers designated by such Venturer. Neither Venturer may require the Venture to enter into an exclusive brokerage agreement without the written consent of the other Venturer. If both Venturers elect to undertake efforts to market the Properties, they shall attempt in good faith to coordinate their efforts to avoid duplication and to present a consistent position to the market. Each Venturer shall provide to the other, upon request, copies of all proposals received from any brokers or prospective buyers and shall keep the other informed of all developments relating to the potential sale of the Properties.

11.3 Administrative Agent Responsibilities. The Administrative Agent shall, when directed by either Venturer, exercise reasonable efforts to enter into any arrangement and take any action that such Venturer is entitled to require pursuant to this Article 11. The Administrative Agent shall arrange for property tours, inspections and studies of the Properties and obtain title commitments, environmental and construction reports, market studies or other materials to facilitate the marketing and sale of the Properties as requested by either Venturer.

11.4 Option to become Co-Administrative Agent. In connection with any sale of the Properties or the interests of the Venturers pursuant to this
Article 11, the Investor may, by giving written notice to Developer, elect to become a Co-Administrative Agent, whereupon the Investor shall be admitted as an additional Administrative Agent. In such event, Developer shall execute such amendments to this

Agreement and execute and file such amendments to the Certificate as may be required to effect the appointment of the Investor or its nominee as Administrative Agent. Developer hereby appoints the Investor its attorney-in-fact, with full power of substitution, to execute and deliver any such amendments or other instruments in the event that Developer shall fail to promptly execute any such amendment as directed by the Investor, as may be required in such circumstances.

11.5 Cooperation. So long as Developer is the Administrative Agent, Developer agrees to execute and deliver in connection with any arrangement to sell the Properties or all the interests in the Venture such customary representations and warranties and other certificates and instruments as the Investor may reasonably request. In connection with any arrangement to sell the Properties or all the interests in the Venture, the Investor agrees to execute and deliver customary certificates evidencing its authority to consent to or to bring about such sale. Each Venturer agrees to cooperate with the other Venturer in such manner as the other Venturer may reasonably request to facilitate the sale of the Properties pursuant to the provisions of this Agreement. If the Investor arranges to sell all of the interests in the Venture, the Developer agrees to execute and deliver a purchase and sale agreement and upon Closing an assignment of its interest, with customary warranties of ownership and absence of security interest or claims.


                            12. RIGHT OF FIRST OFFER

12.1 First Offer. Upon the delivery (or deemed delivery) of a Sale Notice to Developer pursuant to Section 11.1, the Developer shall have the right, within thirty (30) days following delivery (or deemed delivery) of such Sale Notice (the "Response Period"), to make an offer to purchase all of the Investor's interests in the Venture by delivering a written offer ("Offer Notice") to the Investor stating the Developer's valuation (the "Offer Price") of the Venture's entire portfolio of Properties, including a breakdown of allocated value on a Property by Property basis. The Investor may elect, in its sole discretion, to sell all of its interests in the Venture to the Developer for the Interest Value (as defined in Section 12.2) by giving written notice thereof to the Developer ("Acceptance Notice") within fifteen (15) days following its receipt of an Offer Notice, in which case the Developer shall deposit with the Investor an amount equal to 2.5% of the Interest Value within five (5) days after the receipt of an Acceptance Notice and at which time the Developer shall be irrevocably obligated to purchase, and the Investor shall be irrevocably obligated to sell, the Investor's interest in the Venture for the Interest Value.

12.2 Calculation of Price for Venture Interest. The price to be paid for the Investor's interest in the Venture upon a sale pursuant to this
Article 12 shall be the amount (the "Interest Value") that would be distributed by the Venture to the Investor in connection with a hypothetical sale by the Venture of all of the Properties for a gross purchase price equal to the Offer Price. Calculation of the Interest Value shall be based upon the following assumptions:

A. each Property would be sold as of the Closing Date, subject to reasonable closing prorations and adjustments consistent with real estate closing practices that are customary in the jurisdiction where the Property is located (including, without limitation, proration of fees to the Asset Manager pursuant to the Management Agreement);

B. any financing encumbering each Property would be paid off at its par value, and there are no other costs or expenses to be paid by or on behalf of the Venture in connection with such sale; and

C. all of the net proceeds of the sale are distributed to the Venturers, as a liquidating distribution, in accordance with the terms of this Agreement.

12.3 Deposit. In the event that the Developer fails to proceed with the Closing, the Investor shall retain the deposit. The Investor shall then also be entitled to unilaterally bring about a sale of the Properties pursuant to the provisions of Section 11.1(b) and Sections 11.2-11.5.

12.4 Closing. The Closing of any sale of the Investor's interest in the Venture pursuant to this Article 12 shall be held on the date which is fifteen (15) days following the date on which the Investor delivers an Acceptance Notice to Purchaser agreeing to accept the Offered Price (the "Closing Date"). Closing shall be held at such location in the greater Boston area as the Investor may designate at least three (3) days prior to the Closing Date. At the Closing, the purchase price to be payable to the Investor shall be paid by wire transfer of immediately available federal funds, and the Investor shall assign its Venture interest free and clear of any security interests. Developer may nominate Captec to be the assignee upon Closing of the Investor's Venture interest.

12.5 Brokerage. No brokerage fees or commissions shall be payable by the Venture in connection with any purchase pursuant to this Article 12 and each Venturer shall indemnify and hold harmless the Venture and the other Venturer from and against any such claims made based upon the actions of such Venturer, including any fees and expenses in defending any such claims.

12.6 Tax-Free Exchange. Either Venturer will, at the request of the other, cooperate in structuring a sale of all of the Properties as a tax-free exchange so long as there is no adverse effect, liability or cost or expense which must be suffered or incurred by the Venturer receiving such a request and such Venturer receives, upon the closing, cash in the same amount as it would have received in an all-cash sale.

                               13. MISCELLANEOUS

13.1 Notices. Any and all notices, consents, approvals and other communications required or permitted under this Agreement shall be deemed adequately given only if in writing delivered either in hand, by mail or by expedited commercial carrier which provides evidence of delivery or refusal, addressed to the recipient, postage prepaid and registered with return receipt requested, if by mail, or with all freight charges prepaid, if by commercial carrier. All notices and other communications shall be deemed to have been given for all purposes of this Agreement upon the date of receipt or refusal. All such notices and other communications shall be addressed to the Venturers at their respective addresses set forth below or at such other addresses as any of them may designate by notice to the other Venturers.

Notices to the Investor shall be addressed to:

         FREAM No. 17, LLC
         c/o Fidelity Management Trust Company
         82 Devonshire Street, E20E
         Boston, Massachusetts  02109
         Attn:  William P. Wall, Esq.
         Telephone:  617/563-0505
         Facsimile:  617/476-7774

and copies to:

         Fidelity Management Trust Company
         82 Devonshire Street, Mail Zone 15E
         Boston, Massachusetts  02109
         Attn:  Mr. Michael L. Elizondo
         Telephone:  617/563-0609
         Facsimile:  617/476-7250

         and

         Goodwin, Procter & Hoar  LLP
         Exchange Place
         Boston, Massachusetts  02109-2881
         Attn:  Paul D. Schwartz, P.C.
         Telephone:  617/570-1422
         Facsimile:  617/227-8591

Notices to the Developer shall be addressed to:

         FCV No. 1, Inc.
         Captec Net Lease Realty, Inc.
         Lobby L, 4th Floor
         24 Frank Lloyd Wright Drive
         P.O. Box 544
         Ann Arbor, Michigan 48106-0544
         Attn:  Patrick L. Beach
         Telephone:  734-994-5505
         Facsimile:  734-994-1376

with a copy to:

         Baker & Hostetler LLP
         3200 National City Center
         1900 E. 9th Street
         Cleveland, Ohio  44114-3485
         Attn:  Albert T. Adams
         Telephone:  216-861-7499
         Facsimile:  216-696-0740

13.2 Successor and Assigns. The agreements contained herein shall be binding upon and inure to the benefit of the permitted successors and assigns of the respective parties hereto.

13.3 Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware. In the event of any conflict between any provision of this Agreement and any non-mandatory provision of the Act, the provision of this Agreement shall control.

13.4 Severability. If for any reason any provision of this Agreement is determined to be invalid, or unenforceable in any circumstance, such invalidity or unenforceability shall not impair the effectiveness of the other provisions in this Agreement or, to the extent permissible, the effectiveness of such provision in other circumstances.

13.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement binding on the parties hereto.

13.6 Entire Agreement. This Agreement and the schedules attached hereto constitute the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersede all prior understandings or agreements between the parties.

13.7 Titles. Titles of provisions of this Agreement are for descriptive purposes only and shall not control or alter the meanings of this Agreement as set forth in the text.

13.8 Further Assurances. The Venturers shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement.

13.9 Consent to Jurisdiction. The Developer consents to the personal jurisdiction of the federal and state courts of the Commonwealth of Massachusetts and agrees that service of process may be made upon the Developer by certified mail, return-receipt requested, or in any other manner permitted by law. The Developer agrees not to assert in any action brought in any such court that such action is brought in an inconvenient forum, or otherwise make any objection to venue or jurisdiction.

13.10 Amendments. Except as otherwise provided in this Agreement, no amendment or modification of this Agreement shall be effective unless reflected in a document executed and delivered by all of the Venturers.

13.11 Limitation on Liability of Venturers. The liability of the Investor hereunder shall be limited solely to the interest of the Investor in the Venture. The Developer agrees not to seek to recover against any person or entity other than the Investor with respect to any claim or circumstance arising out of or relating to the Venture or the Property and not to seek to recover on any claim against the Investor against any asset other than the Investor's interest in the Venture. The liability of the Developer hereunder shall be limited solely to the interest of the Developer in the Venture. With the exception of recourse to Captec pursuant to the Undertaking of Captec, the Investor agrees not to seek to recover against any person or entity other than the Developer with respect to any claim or circumstance arising out of or relating to the Venture or the Properties and not to seek to recover on any claim against the Developer against any asset other than the Developer's interest in the Venture.

13.12 Waiver of Jury Trial. Each of the parties hereto waives trial by jury in any litigation, suit or proceeding between them in any court with respect to, in connection with or arising out of this Agreement, or the validity, interpretation or enforcement thereof.

13.13 Confidentiality. Without the Investor's prior approval, which approval may be withheld in its absolute discretion, neither the Developer nor any Captec Affiliate shall issue any press release or otherwise make any public announcement naming the Investor or any of its direct or indirect beneficial owners, advisors or other agents, or indicating any of their involvement with the Developer, the Venture or the Properties. The foregoing restriction shall not be applicable to a disclosure which is required by applicable law.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.



                               INVESTOR:

                               FREAM NO. 17, LLC:

                               By: Fidelity Management Trust Company, as agent and not individually


                                     By: /s/ Michael L. Elizondo
                                         ------------------------------------


                                   DEVELOPER:

                                   FCV NO. 1, INC.



                                     By: /s/ W. Ross Martin
                                         ------------------------------------

                                  SCHEDULE 2.3
                         REPRESENTATIONS AND WARRANTIES


         Capitalized terms used in this schedule which are not defined are used with the meanings indicated in the Agreement to which this schedule is attached.

                  Whenever in this schedule a warranty is made "to the knowledge" of a person, it means that such person has no actual knowledge that the statement is false. It does not imply that the person has a sufficient basis for believing that the statement is true, nor does it require or imply any independent investigation, review or inquiry on the part of the person to whose knowledge the statement is made. References to "the knowledge of Developer" shall mean to the knowledge of (i) the principal analyst or `Documentation Specialist' or `Document Manager' assigned by Captec with respect to the relevant Property,(ii) Gary A. Bruder (or successor Vice President of Captec),
(iii) Robert Schrader (or successor Vice President of Captec), and (iv) W. Ross Martin (or successor Executive Vice President and CFO of Captec). Representations and Warranties of the Investor.

1.                Representations and Warranties of the Investor.
                  -----------------------------------------------

(a) The Investor is a limited liability company duly organized and validly existing under the laws of the State of Delaware, with full power and authority and legal right to be a Venturer of the Venture and to carry on its business in the manner and in the locations in which such business has been and is now being conducted by it, to execute and deliver this Agreement and to perform its obligations hereunder.

(b) No consent of any third party is required as a condition to the entering into of this Agreement by the Investor other than such consent as has been previously obtained.

(c) The execution and delivery of this Agreement has been duly authorized and executed by the Investor and this Agreement constitutes the valid and binding obligation and agreement of the Investor, enforceable in accordance with its terms (subject to the effect of bankruptcy, insolvency or creditor's rights generally, and to limitations imposed by general principles of equity).

(d) Neither the execution and delivery of this Agreement, nor compliance with the terms and provisions thereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Investor pursuant to the terms of any indenture, mortgage, deed of trust, not, evidence of indebtedness, agreement or other instrument to which the Investor may be party or by which it or they or any of its properties or assets may be bound, or violate any provision of law, or any applicable order, writ, injunction, judgment or decree of any court, or any order or other public regulation of any governmental commission, bureau or administrative agency.

(e) There are no judgements presently outstanding and unsatisfied against the Investor or any of its assets and neither the Investor nor any of its assets is involved in any litigation at law or in equity, or in any proceeding before any court, or by or before any governmental or administrative agency, which judgment, litigation or proceeding could reasonably be anticipated to have a material adverse effect on the Investor, the Venture or the Properties, and no such material judgment, litigation or proceeding is, to the best of the Investor's knowledge, threatened against the Investor or any of its assets, and to the best of the Investor's knowledge, no investigation looking toward such a proceeding has begun or is contemplated.

(f) No order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by, any governmental agency, commission, board or public authority is required to authorize, or is required in connection with the execution, delivery and performance by the Investor of this Agreement or the taking of any action thereby contemplated, which has not been obtained, other than any such order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by, any governmental agency, commission, board or public authority required in connection with the ownership or the development of the Properties or with the other operations of the Venture.

(g) To the best of the Investor's knowledge, all information, documents and materials provided by the Investor or any Related Party to the Developer, or the Developer's employees, agents or consultants, in connection with the formation of the Venture are complete and accurate in all material respects.

(h) Investor is owned, in part, by employee benefit plans (the "Plans") as defined in section 3(3) of ERISA. The control and disposition of the assets of Investor are subject to the discretionary authority of Fidelity Management Trust Company (the "Investment Advisor"), and Investor is an investment fund as defined in section V(b) of Prohibited Transaction Exemption 84-14, 49 Federal Register 9494 (March 13, 1984), as amended by 50 Federal Register 41430 (October 10, 1985) (the "PTE"). Investment Advisor is a qualified professional asset manager as defined in section V(a) of PTE. Investment Advisor has acknowledged in a written agreement(s) that it is a fiduciary with respect to each Plan. Neither Investment Advisor nor any affiliate thereof (as defined in section V(d) of PTE), nor any owner, direct or indirect, of a 5% or more interest in Investment Advisor, is a person who, within the immediately preceding 10 years, has been either convicted or released from imprisonment, whichever is later, as a result of: (i) any felony involving abuse or misuse of such person's employee benefit plan position or employment, or position or employment with a labor organization; (ii) any felony arising out of the conduct of the business of a broker, dealer, investment adviser, bank, insurance company or fiduciary; (iii) income tax evasion; (iv) any felony involving the larceny, theft, robbery, extortion, forgery, counterfeiting, fraudulent concealment, embezzlement, fraudulent conversion or misappropriation of funds or securities;
(v) conspiracy or
attempt to commit any such crimes or a crime in which any of the foregoing crimes is an element; or (vi) any other crime described in section 411 of ERISA. Not more than 20% of the total client assets managed by Investment Advisor are comprised of the following assets under its management: (x) assets of all Plans having an ownership interest in Investor; and (y) assets of other plans established or maintained by the same employer (or any affiliate thereof as defined in section V(c)(1) of PTE) or employee organization that established or maintains the Plans described in clause (x) hereof. Investment Advisor will exercise all rights and powers of Investor with respect to Venture. The representations and warranties set forth above are true as of the date Investor first acquires an interest in Venture and will continue to be true so long as any Plan owns any portion of Investor.

2.                Representations and Warranties of the Developer.
                  ------------------------------------------------

(a) The Developer is a corporation duly organized and validly existing under the laws of the State of Delaware, with full power and authority and legal right to be a Venturer of the Venture and to carry on its business in the manner and in the locations in which such business has been and is now being conducted by it, to execute and deliver this Agreement and to perform its obligations hereunder.

(b) No consent of any third party is required as a condition to the entering into of this Agreement by the Developer other than such consent as has been previously obtained.

(c) The execution and delivery of this Agreement has been duly authorized and executed by the Developer and this Agreement constitutes the valid and binding obligation and agreement of the Developer, enforceable in accordance with its terms (subject to the effect of bankruptcy, insolvency or creditor's rights generally, and to limitations imposed by general principals of equity).

(d) Neither the execution and delivery of this Agreement, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Developer pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness, agreement or other instrument to which the Developer may be party or by which it or they or any of its properties or assets may be bound, or violate any provision of law, or any applicable order, writ, injunction, judgment or decree of any court, or any order or other public regulation of any governmental commission, bureau or administrative agency.

(e) Except as in each instance previously disclosed to the Investor in writing, there are no judgments presently outstanding and unsatisfied against the Developer or any of its assets and neither the Developer nor any of its assets is involved in any litigation at law or in equity, or in any proceeding before any court, or by or before any governmental or administrative agency, which judgment, litigation or proceeding could reasonably be anticipated to have a material adverse effect on the Developer, the Venture or the Properties and no such material judgment, litigation or proceeding is, to the best of the Developer's knowledge, threatened against the Developer or any of its facilities, and to the best of the Developer's knowledge, no investigation looking toward such a proceeding has begun or is contemplated.

(f) No order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by, any governmental agency, commission, board or public authority is required to authorize, or is required in connection with the execution, delivery and performance by the Developer of this Agreement or the taking of any action thereby contemplated, which has not been obtained, other than any such order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by, any governmental agency, commission, board or public authority required in connection with the ownership or the development of the Properties or with the other operations of the Venture.

(g) To the best of the Developer's knowledge, all information, documents and materials provided by the Developer or any Related Party to the Investor, or the Investor's employees, agents or consultants, in connection with the formation of the Venture are complete and accurate in all material respects.

(h) Neither Developer nor any Captec Affiliate has employed or dealt with any broker or finder in connection with the admission of the Investor to the Venture other than Prudential Securities, Inc. to whom the Venture will be obligated to pay an estimated brokerage commission of $960,000 which is payable pro rata with the Investor's contribution of capital to the Venture at a rate of four percent (4%) of the Investor's contributions of capital.

(i) To the knowledge of the Developer, there is no material information regarding Developer, Captec, any Captec Affiliates, the Venture or the Properties that has not been disclosed to the Investor which is material to the purchase of one or more of the Properties or to the construction, operation or leasing of one or more of the Properties or otherwise material to the proposed operations of the Venture.

(j) All Venture funds, whether from capital contributions or any other source, have been used in one or more of the following ways and only in such ways: (i) to pay Qualified Costs (as certified to Investor in the respective Due Diligence Certifications), and (ii) to fund the balance of the Venture's bank accounts as of the date of formation of the Venture, and (iii) to fund escrows for use in paying the purchase price and closing adjustments for the acquisition of the Properties. No such funds have been distributed or paid to the Developer or to any person affiliated with the Developer.

(k) Neither Developer nor Captec is a foreign corporation, foreign partnership, foreign limited liability company, foreign trust or foreign estate (as those terms are used in Sections 1445 and 1446 of the Internal Revenue Code and Income Tax Regulations). The Developer's United
States Employer Identification Number is
                   and the Developer's office address is 24 Frank Lloyd Wright Drive, Lobby L, 4th Floor, Ann Arbor, Michigan 48106. The Developer understands that the Investor intends to rely on the foregoing representations in connection with applying the United States Foreign Investment in Real Property Tax Act and any other withholding provisions of the Internal Revenue Code, and the Developer understands that this certification may be disclosed to the Internal Revenue Service by the Investor.

(l) As of the date of this Agreement, the date of each transaction contemplated under this Agreement and during the one (1) year period immediately preceding any such date, none of the Developer nor any "affiliate" of Developer, as such term is defined in Part V(c) of Prohibited Transaction Class Exemption 84-14, has the authority to (i) appoint or terminate Fidelity Management Trust Company as investment manager with respect to the assets of any of the ERISA pension trusts listed in Exhibit 2.3(l) or (ii) negotiate the terms of the investment management agreement with Fidelity Management Trust Company on behalf of any such trust.

                                  SCHEDULE 4.2

                              Financial Statements

         The following documentation will be furnished to the Investor within twenty (20) days after the end of the calendar quarter in a format acceptable to
Investor:

Property Reporting Provided by Administrative Agent as Indicated in Section 4.3
-------------------------------------------------------------------------------
of the Property Management Agreement.
-------------------------------------

1. Transmittal letter which highlights key operational, leasing and financial matters including comments on the financial and physical condition of the property. Included in the letter should be a brief discussion of any income or expense line item with a negative variance for the quarter of greater than 5%.

2. Balance sheet prepared on an accrual basis reflecting the operating results of the Property.

3. Income and expense statements prepared on an accrual basis reflecting the operating results of the Property. Statement should contain actual and budget current quarter and cumulative year-to-date figures along with a variance column.

4. Current rent roll for the Property. Rent roll should include tenant name, Property location, security deposits, prepaid rent, lease expiration and other information specified by any Venturer.

5. A status report on any capital improvements, tenant improvements and lease commissions paid or to be paid by the Venture including an analysis of expenditures to date, costs to complete and expected completion date.

6.                A calculation of the Management Fee.

7. A cash flow statement reconciling from net income to net cash flow on a quarterly and year-to-date basis and a statement showing the calculation of the monthly transfer of funds to the Owner pursuant to Section
4.6 of the Management Agreement.

8. If the Property has commercial or retail tenants, include a calculation of lease commissions paid by the Venture during the quarter.

9. If the Property includes retail users paying any percentage rent, include a report of tenant sales and percentage rent with a comparison against last year.

10.               Construction Budget Variance Report.

Ownership Entity Reporting Provided by Administrative Agent
-----------------------------------------------------------

1. Balance sheet prepared on an accrual basis reflecting the operating results of the Venture.

2. Income and expense statements prepared on an accrual basis reflecting the operating results of the Venture.

3. A statement showing the calculation of the Distributions pursuant to Article 6 of the Venture Agreement.